                                                                    Exhibit 10.1

--------------------------------------------------------------------------------

                         RECEIVABLES PURCHASE AGREEMENT

                           Dated as of April 30, 2002

                                      among

                          O&M Funding Corp., as Seller,

                    OWENS & MINOR MEDICAL, INC., as Servicer,

                      BLUE RIDGE ASSET FUNDING CORPORATION,

       WACHOVIA BANK, NATIONAL ASSOCIATION, individually and as Blue Ridge
                                     Agent,

                           BLUE KEEL FUNDING, L.L.C.,

     FLEET NATIONAL BANK, individually, FLEET SECURITIES, INC., as Blue Keel
                                     Agent,

                                       and

            WACHOVIA BANK, NATIONAL ASSOCIATION, as Collateral Agent

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                              Page
                                                                              ----
ARTICLE I. PURCHASE ARRANGEMENTS.................................................2

   Section 1.1    Purchase Facility..............................................2
   Section 1.2    Increases......................................................3
   Section 1.3    Decreases......................................................3
   Section 1.4    Payment Requirements...........................................3

ARTICLE II. PAYMENTS AND COLLECTIONS.............................................4

   Section 2.1    Payments.......................................................4
   Section 2.2    Collections Prior to Amortization..............................5
   Section 2.3    Collections Following Amortization.............................5
   Section 2.4    Application of Collections.....................................5
   Section 2.5    Payment Rescission.............................................6
   Section 2.6    Maximum Receivable Interests...................................6
   Section 2.7    Clean Up Call..................................................6

ARTICLE III. CONDUIT FUNDING.....................................................7

   Section 3.1    CP Costs.......................................................7
   Section 3.2    CP Costs Payments..............................................7
   Section 3.3    Calculation of CP Costs........................................7

ARTICLE IV. LIQUIDITY BANK FUNDING...............................................7

   Section 4.1    Liquidity Bank Funding.........................................7
   Section 4.2    Yield Payments.................................................8
   Section 4.3    Selection and Continuation of Tranche Periods..................8
   Section 4.4    Liquidity Bank Discount Rates..................................8
   Section 4.5    Suspension of the LIBO Rate....................................8

ARTICLE V. REPRESENTATIONS AND WARRANTIES........................................9

   Section 5.1    Representations and Warranties of the Seller Parties...........9
   Section 5.2    Liquidity Bank Representations and Warranties.................13

ARTICLE VI. CONDITIONS OF PURCHASES.............................................13

   Section 6.1    Conditions Precedent to Initial Incremental Purchase..........13
   Section 6.2    Conditions Precedent to All Purchases and Reinvestments.......14

ARTICLE VII. COVENANTS..........................................................15

   Section 7.1    Affirmative Covenants of the Seller Parties...................15
   Section 7.2    Negative Covenants of the Seller Parties......................22

ARTICLE VIII. ADMINISTRATION AND COLLECTION.....................................23

   Section 8.1    Designation of Servicer.......................................23
   Section 8.2    Duties of Servicer............................................24
   Section 8.3    Collection Notices............................................26
   Section 8.4    Responsibilities of Seller....................................26
   Section 8.5    Reports.......................................................26
   Section 8.6    Servicing Fees................................................26

ARTICLE IX. AMORTIZATION EVENTS.................................................26

   Section 9.1    Amortization Events...........................................26
   Section 9.2    Remedies......................................................28

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
ARTICLE X. INDEMNIFICATION......................................................29

   Section 10.1   Indemnities by the Seller Parties.............................29
   Section 10.2   Increased Cost and Reduced Return.............................34
   Section 10.3   Other Costs and Expenses......................................34

ARTICLE XI. THE AGENTS..........................................................35

   Section 11.1   Appointment...................................................35
   Section 11.2   Delegation of Duties..........................................36
   Section 11.3   Exculpatory Provisions........................................36
   Section 11.4   Reliance by Agents............................................36
   Section 11.5   Notice of Amortization Events.................................37
   Section 11.6   Non-Reliance on Agents and Other Purchasers...................38
   Section 11.7   Indemnification of Agents.....................................38
   Section 11.8   Agents in their Individual Capacities.........................39
   Section 11.9   Successor Collateral Agent....................................39
   Section 11.10  Agents' Conflict Waivers......................................39
   Section 11.11  UCC Filings...................................................40

ARTICLE XII. ASSIGNMENTS; PARTICIPATIONS........................................40

   Section 12.1   Assignments...................................................40
   Section 12.2   Participations................................................42
   Section 12.3   Limitation on Assignments and Participations..................42

ARTICLE XIII. MISCELLANEOUS.....................................................42

   Section 13.1   Waivers and Amendments........................................42
   Section 13.2   Notices.......................................................43
   Section 13.3   Ratable Payments..............................................44
   Section 13.4   Protection of Ownership Interests of the Purchasers...........44
   Section 13.5   Confidentiality...............................................45
   Section 13.6   Bankruptcy Petition...........................................45
   Section 13.7   Limitation of Liability.......................................45
   Section 13.8   CHOICE OF LAW.................................................46
   Section 13.9   CONSENT TO JURISDICTION.......................................46
   Section 13.10  WAIVER OF JURY TRIAL..........................................46
   Section 13.11  Integration; Binding Effect; Survival of Terms................46
   Section 13.12  Counterparts; Severability; Section References................47
   Section 13.13  Characterization..............................................47
   Section 13.14  Nonrecourse Nature of Transactions............................48
   Section 13.15  U.S. Persons..................................................48

                             Exhibits and Schedules

Exhibit I      Definitions

Exhibit II     Form of Purchase Notice

Exhibit III Seller's State of Organization; Chief Executive Office; Locations of Records; Federal Employer and Organizational Identification Numbers

Exhibit IV     Names of Collection Banks; Collection Accounts

Exhibit V      Form of Compliance Certificate

Exhibit VI     Form of Assignment Agreement

Exhibit VII    Credit and Collection Policy

Exhibit VIII   Form of Contract(s)

Exhibit IX     Form of Settlement Report

Exhibit X      Form of Performance Undertaking

Exhibit XI     Form of Interim Settlement Report

Schedule A     Commitments

Schedule B     Closing Documents

                         RECEIVABLES PURCHASE AGREEMENT

          THIS RECEIVABLES PURCHASE AGREEMENT dated as of April 30, 2002, is among:

          (a) O&M Funding Corp., a Virginia corporation ("Seller"),

          (b) Owens & Minor Medical, Inc., a Virginia corporation ("O&M Medical"), as initial Servicer,

          (c) Blue Ridge Asset Funding Corporation, a Delaware corporation ("Blue Ridge" or a "Conduit"), and Blue Keel Funding, L.L.C., a Delaware limited liability company ("Blue Keel" or a "Conduit"),

          (d) Wachovia Bank, National Association, a national banking association ("Wachovia"), and its assigns (collectively, the "Blue Ridge Liquidity Banks" and, together with Blue Ridge, the "Blue Ridge Group"), and Fleet National Bank, a national banking association ("Fleet"), and its assigns (collectively, the "Blue Keel Liquidity Banks" and, together with Blue Keel, the "Blue Keel Group"),

          (e) Wachovia Bank, National Association, a national banking association, in its capacity as agent for the Blue Ridge Group (the "Blue Ridge Agent" or a "Co-Agent"), and Fleet Securities, Inc., a New York corporation, ("FSI"), in its capacity as agent for the Blue Keel Group (the "Blue Keel Agent" or a "Co-Agent"), and

          (f) Wachovia Bank, National Association, a national banking association, in its capacity as administrative agent for the Blue Keel Group, the Blue Ridge Group and each Co-Agent (in such capacity, together with its successors and assigns, the "Collateral Agent" and, together with each of the Co-Agents, the "Agents").

Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I.

                             PRELIMINARY STATEMENTS

          Seller desires to transfer and assign Receivable Interests to the Collateral Agent, for the benefit of the Purchasers, from time to time.

          Each of the Conduits may, in its absolute and sole discretion, purchase its Percentage of each Receivable Interest from Seller from time to time.

          In the event that either Conduit declines to make any such purchase, its Liquidity Banks shall, at the request of Seller, make such purchase.

          Wachovia Bank, National Association has been requested and is willing to act as Blue Ridge Agent on behalf of the Blue Ridge Group in accordance with the terms hereof.

          FSI has been requested and is willing to act as Blue Keel Agent on behalf of the Blue Keel Group in accordance with the terms hereof.

          Wachovia Bank, National Association has been requested and is willing to act as Collateral Agent on behalf of the Purchasers in accordance with the terms hereof.

                                   ARTICLE I.

                              PURCHASE ARRANGEMENTS

     Section 1.1 Purchase Facility.
                 -----------------

          (a) On the terms and subject to the conditions set forth in this Agreement, Seller (or the Servicer on Seller's behalf) may from time to time prior to the Facility Termination Date, sell Receivable Interests to the Collateral Agent, for the benefit of the Purchasers, by delivering a Purchase Notice to the Co-Agents in accordance with Section 1.2. No later than 12:00 p.m., New York time, on the proposed date of purchase, each of the Co-Agents shall determine whether its Conduit will fund its Percentage of such Receivable Interest, and

               (i) in the event that Blue Keel elects not to make any such purchase of its Percentage, the Blue Keel Agent shall promptly notify Seller and the Blue Keel Liquidity Banks of such fact, whereupon each of the Blue Keel Liquidity Banks severally agrees to purchase its Ratable Share of such Percentage, on the terms and subject to the conditions hereof, provided that at no time may the Aggregate Invested Amount of the Blue Keel Group at any one time outstanding exceed the lesser of (A) the aggregate amount of the Blue Keel Liquidity Banks' Commitments, and (B) Blue Keel's Percentage of an amount equal to the Net Pool Balance (such lesser amount, the "Blue Keel Allocation Limit") less the Required Reserves; and

               (ii) in the event that Blue Ridge elects not to make any such purchase of its Percentage, the Blue Ridge Agent shall promptly notify Seller and each of the Blue Ridge Liquidity Banks of such fact, whereupon each of the Blue Ridge Liquidity Banks severally agrees to purchase its Ratable Share of such Percentage, on the terms and subject to the conditions hereof, provided that at no time may the Aggregate Invested Amount of the Blue Ridge Group at any one time outstanding exceed the lesser of (A) the aggregate amount of the Blue Ridge Liquidity Banks' Commitments, and (B) Blue Ridge's Percentage of the Net Pool Balance (such lesser amount, the "Blue Ridge Allocation Limit") less the Required Reserves.

In no event shall the Aggregate Invested Amount of all of the Purchasers outstanding hereunder exceed the lesser of (1) the Purchase Limit and (2) the Net Pool Balance less the Required Reserves. All Liquidity Banks' Commitments to Seller under this Agreement shall terminate on the Facility Termination Date (although their commitments to their respective Conduits under their respective Liquidity Agreement may continue beyond such date). Nothing contained in this Agreement shall, or shall be deemed to, constitute a commitment by any Conduit to fund the purchase of any Receivable Interest or Percentage therein.

          (b) Seller may, upon at least 10 Business Days' notice to the Agents, terminate in whole or reduce in part, ratably between the Blue Ridge Group and the Blue Keel

Group in accordance with their respective Percentages (and within each Group, ratably among the Liquidity Banks that are members thereof in accordance with their respective Ratable Shares), the unused portion of the Purchase Limit; provided that each partial reduction of the Purchase Limit shall be in an aggregate amount at least equal to $10,000,000 and any larger integral multiple of $1,000,000, and provided further that in no event shall the Purchase Limit be reduced to less than $75,000,000.

     Section 1.2 Increases. Seller shall provide each of the Co-Agents with at
                 ---------
least two (2) Business Days' prior notice in a form set forth as Exhibit II hereto of each Incremental Purchase (a "Purchase Notice"). Each Purchase Notice shall be subject to Section 6.2 hereof and, except as set forth below, shall be irrevocable and shall specify the requested Purchase Price (which shall not be less than $3,000,000 in the aggregate, or less than $1,000,000 for any Conduit), the date of purchase and, in the case of an Incremental Purchase to be funded by either Conduit's Liquidity Banks, the requested Discount Rate and Tranche Period; provided, however, that not more than 4 Aggregate Changes may be made in any calendar month. Following receipt of a Purchase Notice, each Co-Agent will determine whether its Conduit agrees to make its the purchase. If either Conduit declines to make a proposed purchase, the Incremental Purchase of that Conduit's Percentage of such Receivable Interest will be made by such Conduit's Liquidity Banks. On the date of each Incremental Purchase, subject to prior satisfaction of the applicable conditions precedent set forth in Article VI, each of the Conduits or its Liquidity Banks, as applicable, shall initiate the wire to the Facility Account, in immediately available funds, no later than 3:00 p.m. (New York time), an amount equal to (i) in the case of a Conduit, its Percentage of the Purchase Price of the Receivable Interest then being purchased or (ii) in the case of a Liquidity Bank, such Liquidity Bank's Ratable Share of its Conduit's Percentage of the Purchase Price of the Receivable Interest then being purchased.

     Section 1.3 Decreases. Seller shall provide each of the Co-Agents with
                 ---------
prior written notice in conformity with the Required Notice Period (each, a "Reduction Notice") of any proposed reduction of Aggregate Invested Amount. Such Reduction Notice shall designate (i) the date (the "Proposed Reduction Date") upon which any such reduction of Aggregate Invested Amount shall occur (which date shall give effect to the applicable Required Notice Period), (ii) the amount of Aggregate Invested Amount to be reduced (the "Aggregate Reduction"),
(iii) each Group's Percentage of such Aggregate Reduction, which shall be applied ratably to the Receivable Interests of the related Conduit and Liquidity Banks in such Group in accordance with the amount of Invested Amount (if any) owing to such Conduit, on the one hand, and the amount of Invested Amount (if any) owing to such Liquidity Banks (ratably, based on their respective Ratable Shares), on the other hand. Only one (1) Reduction Notice shall be outstanding at any time and no more than 4 Aggregate Changes may be made in any calendar month. Notwithstanding compliance with the foregoing notice requirements, if any Aggregate Reduction of Blue Keel's Invested Amount occurs (i) on a date other than a Settlement Date, or (ii) on a Settlement Date in an amount in excess of 33% of Blue Keel's Invested Amount as of the end of the prior month, Seller shall pay any resulting Broken Funding Costs, or any component thereof, associated therewith upon demand.

     Section 1.4 Payment Requirements. All amounts to be paid or deposited by
                 --------------------
any Seller Party pursuant to any provision of this Agreement shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. (New York time) on the day when due in immediately available funds, and if not received before 11:00 a.m. (New York time) shall be deemed to be received on the next succeeding Business Day. If such amounts are payable to the Blue Keel Agent or to a member of the Blue Keel Group, they shall be paid to account no. 9405189033 at Fleet National Bank, in Boston, MA, ABA No. 011 000 138 until otherwise notified by the Blue Keel Agent (the "Blue Keel Group Account"). If such amounts are payable to the Blue Ridge Agent, the Collateral Agent, or to a member of the Blue Ridge Group, they shall be paid to account no. 8735-098787 at Wachovia Bank, National Association, in Winston-Salem, North Carolina, ABA No. 053100494 until otherwise notified by the Blue Ridge Agent or the Collateral Agent (the "Blue Ridge Group Account"). All computations of Yield, per annum fees calculated as part of any CP Costs, per annum fees hereunder and per annum fees under the Fee Letters shall be made on the basis of a year of 360 days for the actual number of days elapsed. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.

                                  ARTICLE II.

                            PAYMENTS AND COLLECTIONS

     Section 2.1 Payments. Notwithstanding any limitation on recourse contained
                 --------
in this Agreement, Seller shall immediately pay to each of the Co-Agents when due, for the account of the relevant Purchaser or Purchasers in its Group, on a full recourse basis, all of the following (collectively, the "Obligations"):

          (i) such fees as set forth in the Fee Letters (which fees shall be sufficient to pay all fees owing to each Conduit's Liquidity Banks),

          (ii) all CP Costs,

          (iii) all amounts payable as Yield,

          (iv) all amounts payable as Deemed Collections (which shall be immediately due and payable by Seller and applied to reduce outstanding Aggregate Invested Amount hereunder in accordance with Sections 2.2 and 2.3 hereof),

          (v) all amounts required pursuant to Section 2.6,

          (vi) all amounts payable pursuant to Article X, if any,
                                               ---------

          (vii) all Servicer costs and expenses, including the Servicing Fee, in connection with servicing, administering and collecting the Receivables, such amounts to be paid to the Servicer on behalf of the Purchasers,

          (viii) all Broken Funding Costs (which shall be immediately due and payable by Seller upon the occurrence of any Aggregate Reduction giving rise thereto), and

          (ix) all Default Fees (which shall be immediately due and payable by Seller upon demand).

If Seller fails to pay any of the Obligations when due, Seller agrees to pay, on demand, the Default Fee in respect thereof until paid. Notwithstanding the foregoing, no provision of this Agreement or the Fee Letters shall require the payment or permit the collection of any amounts hereunder in excess of the maximum permitted by applicable law. If at any time Seller receives any Collections or is deemed to receive any Collections, Seller shall immediately notify the Servicer thereof and direct the Servicer to apply such Collections or deemed Collections in accordance with the terms and conditions hereof and, at all times prior to such application, such Collections or Deemed Collections shall be held in trust by Seller for the exclusive benefit of the Purchasers and the Agents.

     Section 2.2 Collections Prior to Amortization. Prior to the Amortization
                 ---------------------------------
Date, on each day, any Collections and/or Deemed Collections received by the Seller (net of Estimated Daily Sales Taxes Receivable) shall be set aside and held in trust by the Servicer for the payment of any accrued and unpaid Aggregate Unpaids or for a Reinvestment as provided in this Section 2.2. If at any time any Collections are received by the Seller prior to the Amortization Date, Seller hereby requests and the Purchasers hereby agree to make, simultaneously with such receipt, a reinvestment (each, a "Reinvestment") with that portion of the balance of each and every Collection received by the Seller that is part of any Receivable Interest, such that after giving effect to such Reinvestment, the Invested Amount of such Receivable Interest immediately after such receipt and corresponding Reinvestment shall be equal to the amount of Invested Amount immediately prior to such receipt. On each Settlement Date prior to the occurrence of the Amortization Date, the Servicer shall remit to the Blue Ridge Group's Account and the Blue Keel Group's Account each Group's respective Percentage of the amounts set aside during the preceding Settlement Period that have not been subject to a Reinvestment and apply such amounts (if not previously paid in accordance with Section 2.1) to reduce unpaid Obligations. Once such Obligations shall be reduced to zero, any additional Collections received by the Servicer (i) if applicable, shall be remitted to the Blue Ridge Group's Account and the Blue Keel Group's Account no later than 11:00 a.m. (New York time) to the extent required to fund the Groups' respective Percentages of any Aggregate Reduction on such Settlement Date and (ii) any balance remaining thereafter shall be remitted from the Servicer to Seller on such Settlement Date.

     Section 2.3 Collections Following Amortization. On the Amortization Date
                 ----------------------------------
and on each day thereafter, the Servicer shall set aside and hold in trust, for the holders of each Receivable Interest, all Collections received on such day (net of Estimated Daily Sales Taxes Receivable) and an additional amount for the payment of any accrued and unpaid Obligations owed by Seller and not previously paid by Seller in accordance with Section 2.1. On and after the Amortization Date, the Servicer shall, at any time upon the request from time to time by (or pursuant to standing instructions from) any Agent, but in any event on each Settlement Date, after deduction of the Servicing Fee, (i) remit to the Blue Ridge Group's Account and the Blue Keel Group's Account the Groups' respective Percentages of the amounts set aside pursuant to the preceding sentence, and
(ii) apply such amounts to reduce the applicable Group's Invested Amount associated with each such Receivable Interest and any other Aggregate Unpaids.

     Section 2.4 Application of Collections. If there shall be insufficient
                 --------------------------
funds on deposit for the Servicer to distribute funds in payment in full of the aforementioned amounts pursuant to Section 2.2 or 2.3 (as applicable), the Servicer shall distribute funds:

          first, to the payment of the Servicer's reasonable out-of-pocket costs and expenses in connection with servicing, administering and collecting the Receivables , including the Servicing Fee, if Seller or one of its Affiliates is not then acting as the Servicer, second, to the reimbursement of the Collateral Agent's costs of collection and enforcement of this Agreement,

          third, ratably to the payment of all accrued and unpaid fees under the Fee Letters, CP Costs and Yield,

          fourth, (to the extent applicable) to the ratable reduction of the Aggregate Invested Amount,

          fifth, for the ratable payment of all other unpaid Obligations, provided that to the extent such Obligations relate to the payment of Servicer costs and expenses, including the Servicing Fee, when Seller or one of its Affiliates is acting as the Servicer, such costs and expenses will not be paid until after the payment in full of all other Obligations, and sixth, after the Aggregate Unpaids have been indefeasibly reduced to zero, to Seller.

Collections applied to the payment of Aggregate Unpaids shall be distributed in accordance with the aforementioned provisions, and, giving effect to each of the priorities set forth above in this Section 2.4, shall be shared ratably (within each priority) among the Agents and the Purchasers in accordance with the amount of such Aggregate Unpaids owing to each of them in respect of each such priority.

     Section 2.5 Payment Rescission. No payment of any of the Aggregate Unpaids
                 ------------------
shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. Seller shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the applicable Co-Agent (for application to the Person or Persons who suffered such rescission, return or refund) the full amount thereof, plus the Default Fee from the date of any such rescission, return or refunding.

     Section 2.6 Maximum Receivable Interests. Seller shall ensure that the
                 ----------------------------
Receivable Interests of the Purchasers shall at no time exceed in the aggregate 100%. If the aggregate of the Receivable Interests of the Purchasers exceeds 100%, Seller shall pay to each of the Co-Agents within one (1) Business Day its respective Percentage of an amount to be applied to reduce the Aggregate Invested Amount outstanding from the members of its Group (as allocated by such Co-Agent), such that after giving effect to such payment, the aggregate of the Receivable Interests equals or is less than 100%.

     Section 2.7 Clean Up Call. In addition to Seller's rights pursuant to
                 -------------
Section 1.3, Seller shall have the right (after providing written notice to the Agents in accordance with the Required Notice Period), on any Settlement Date following the reduction of the Aggregate Invested Amount to a level that is less than 10.0% of the original Purchase Limit, to repurchase from the

Purchasers all, but not less than all, of the then outstanding Receivable Interests. The purchase price in respect thereof shall be an amount equal to the Aggregate Unpaids through the date of such repurchase, payable in immediately available funds. Such repurchase shall be without representation, warranty or recourse of any kind by, on the part of, or against any Purchaser or any Agent.

                                  ARTICLE III.

                                 CONDUIT FUNDING

     Section 3.1 CP Costs. Seller shall pay CP Costs with respect to the
                 --------
Invested Amount associated with each Receivable Interest of a Conduit for each day that any Invested Amount in respect of such Receivable Interest is outstanding. Each Receivable Interest of Blue Ridge funded substantially with Pooled Commercial Paper will accrue CP Costs each day on a pro rata basis, based upon the percentage share the Invested Amount in respect of such Receivable Interest represents in relation to all assets held by Blue Ridge and funded substantially with related Pooled Commercial Paper

     Section 3.2 CP Costs Payments. On each Settlement Date, Seller shall pay to
                 -----------------
each of the Co-Agents (for the benefit of its Conduit) an aggregate amount equal to all accrued and unpaid CP Costs in respect of the Invested Amount associated with all Receivable Interests of such Conduit for the immediately preceding Accrual Period in accordance with Article II.

     Section 3.3 Calculation of CP Costs. Not later than the 3rd Business Day
                 -----------------------
after each Accrual Period, each Co-Agent shall calculate the aggregate amount of CP Costs allocated to the Invested Amount of its Conduit's Receivable Interests for the applicable Accrual Period and shall notify Seller of such aggregate amount. Such calculation shall represent actual CP Costs for the Accrual Period then most recently ended in the case of Blue Ridge and shall represent a good faith estimate of CP Costs for the current Accrual Period in the case of Blue Keel. In light of Blue Keel's Accrual Periods, in performing such calculation, the Blue Keel Agent may assume that there will be no change in its cost of funds between the date of such calculation and the day preceding the upcoming Settlement Date and, if any change does, in fact, occur, Blue Keel shall credit Seller on the next succeeding Settlement Date with any overpayment resulting from a decrease in Blue Keel's actual cost of funds, and Seller shall pay Blue Keel on the next succeeding Settlement Date any deficiency from the preceding Accrual Period resulting from any increase in Blue Keel's actual cost of funds.

                                   ARTICLE IV.

                             LIQUIDITY BANK FUNDING

     Section 4.1 Liquidity Bank Funding. Each Receivable Interest of either
                 ----------------------
Conduit's Liquidity Banks shall accrue Yield for each day during its Tranche Period at either the LIBO Rate or the Prime Rate in accordance with the terms and conditions hereof. Until Seller gives notice to the applicable Co-Agent of another Discount Rate in accordance with Section 4.4, the initial Discount Rate for any Receivable Interest transferred by a Conduit to its Liquidity Banks pursuant to the terms and conditions of its Liquidity Agreement, or funded by the Liquidity Banks pursuant to this Agreement, shall be the Prime Rate. If either Conduit's Liquidity Banks acquire by assignment from such Conduit any Receivable Interest pursuant to the applicable Liquidity Agreement, each Receivable Interest so assigned shall each be deemed to have a new Tranche Period commencing on the date of any such assignment.

     Section 4.2 Yield Payments. On the Settlement Date for each Receivable
                 --------------
Interest of a Conduit's Liquidity Banks, Seller shall pay to the applicable Co-Agent (for the ratable benefit of the Liquidity Banks in its Group) an aggregate amount equal to the accrued and unpaid Yield for the entire Tranche Period of each such Receivable Interest in accordance with Article II.

     Section 4.3 Selection and Continuation of Tranche Periods.
                 ----------------------------------------------

          (a) With consultation from (and approval by) the applicable Co-Agent, Seller shall from time to time request Tranche Periods for the Receivable Interests of the Liquidity Banks in such Co-Agent's Group, provided that if at any time such Liquidity Banks shall have a Receivable Interest, Seller shall always request Tranche Periods such that at least one Tranche Period shall end on the date specified in clause (A) of the definition of Settlement Date.

          (b) Seller or the applicable Co-Agent, upon notice to and consent by the other received at least three (3) Business Days prior to the end of a Tranche Period (the "Terminating Tranche") for any Receivable Interest, may, effective on the last day of the Terminating Tranche: (i) divide any such Receivable Interest into multiple Receivable Interests, (ii) combine any such Receivable Interest with one or more other Receivable Interests that have a Terminating Tranche ending on the same day as such Terminating Tranche or (iii) combine any such Receivable Interest with a new Receivable Interest to be purchased on the day such Terminating Tranche ends, provided that in no event may a Receivable Interest of a Conduit be combined with a Receivable Interest of its Liquidity Banks.

     Section 4.4 Liquidity Bank Discount Rates. Seller may select the LIBO Rate
                 -----------------------------
or the Prime Rate for each Receivable Interest of either Conduit's Liquidity Banks. Seller shall by 12:00 p.m. (New York time): (i) at least three (3) Business Days prior to the expiration of any Terminating Tranche with respect to which the LIBO Rate is being requested as a new Discount Rate and (ii) at least one (1) Business Day prior to the expiration of any Terminating Tranche with respect to which the Prime Rate is being requested as a new Discount Rate, give the applicable Co-Agent irrevocable notice of the new Discount Rate for the Receivable Interest associated with such Terminating Tranche. Until Seller gives notice to the applicable Co-Agent of another Discount Rate, the initial Discount Rate for any Receivable Interest transferred to the Liquidity Banks in its Group pursuant to the terms and conditions of the applicable Liquidity Agreement shall be the Prime Rate.

     Section 4.5 Suspension of the LIBO Rate
                 ---------------------------

          (a) If any Liquidity Bank notifies the applicable Co-Agent that it has determined that funding its Ratable Share of the Receivable Interests of the Liquidity Banks in its Group at a LIBO Rate would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, or that (i) deposits of a type and maturity appropriate to match fund its Receivable Interests at such LIBO Rate are not available or (ii) such LIBO Rate does not accurately reflect the cost of acquiring or maintaining a Receivable Interest at such LIBO Rate, then such Co-Agent shall suspend the availability of such LIBO Rate for its Group and require Seller to select the Prime Rate for any Receivable Interest of its Group funded by its Liquidity Banks.

          (b) If less than all of the Liquidity Banks in a Group give a notice to their applicable Co-Agent pursuant to Section 4.5(a), each Liquidity Bank which gave such a notice shall be obliged, at the request of Seller, the applicable Conduit or the applicable Co-Agent, to assign all of its rights and obligations hereunder to (i) another Liquidity Bank or (ii) another funding entity nominated by Seller or such Co-Agent that is acceptable to the applicable Conduit and willing to participate in this Agreement through the Scheduled Termination Date in the place of such notifying Liquidity Bank; provided that
(i) the notifying Liquidity Bank receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such notifying Liquidity Bank's Ratable Share of the Invested Amount and owing to all of the Liquidity Banks in its Group and all accrued but unpaid fees and other costs and expenses payable in respect of its Ratable Share of the Receivable Interests of such Liquidity Banks, and (ii) the replacement Liquidity Bank otherwise satisfies the requirements of Section 12.1(b).

                                   ARTICLE V.

                         REPRESENTATIONS AND WARRANTIES

     Section 5.1 Representations and Warranties of the Seller Parties. Each
                 ----------------------------------------------------
Seller Party hereby represents and warrants to the Agents and the Purchasers, as to itself, as of the date hereof and as of the date of each Incremental Purchase and the date of each Reinvestment that:

          (a) Existence and Power. Such Seller Party is duly organized, validly
              -------------------
existing and in good standing under the laws of its state of organization. Such Seller Party is duly qualified to do business and is in good standing as a foreign corporation, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold would have a Material Adverse Effect on such Seller Party or the Receivables.

          (b) Power and Authority; Due Authorization, Execution and Delivery.
              --------------------------------------------------------------
The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and, in the case of Seller, Seller's use of the proceeds of purchases made hereunder, are within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement and each other Transaction Document to which such Seller Party is a party has been duly executed and delivered by such Seller Party.

          (c) No Conflict. The execution and delivery by such Seller Party of
              -----------
this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its certificate or articles of incorporation or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property except, in any case described in the foregoing clauses (ii), (iii) and (iv), where such contravention or violation could not reasonably be expected to have a Material Adverse Effect, and do not result in the creation or imposition of any Adverse Claim on assets of such Seller Party or its Subsidiaries (except as created hereunder); and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

          (d) Governmental Authorization. Other than the filing of the financing
              --------------------------
statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

          (e) Actions, Suits. There are no actions, suits or proceedings
              --------------
pending, or to the best of such Originator's knowledge, threatened, against or affecting such Seller Party, or any of its properties, in or before any court, arbitrator or other body, that, if adversely determined, would have a Material Adverse Effect on such Seller Party or the Receivables. Such Seller Party is not in default with respect to any order of any court, arbitrator or governmental body.

          (f) Binding Effect. This Agreement and each other Transaction Document
              --------------
to which such Seller Party is a party constitute the legal, valid and binding obligations of such Seller Party enforceable against such Seller Party in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

          (g) Accuracy of Information. All information heretofore furnished by
              -----------------------
such Seller Party or any of its Affiliates to any of the Agents or the Purchasers for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by such Seller Party or any of its Affiliates to any of the Agents or the Purchasers will be, true and accurate in every material respect on the date such information is stated or certified (or, if such information specifies another date, such other date) and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

          (h) Use of Proceeds. No use of the proceeds of any purchase hereunder
              ---------------
will violate or result in a violation of the Securities Act of 1933, as amended, or the regulations issued pursuant thereto, or the Securities Exchange Act of 1934, as amended, or the regulations issued pursuant thereto, or Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System. Seller will not use the proceeds of any purchase hereunder to purchase or carry "Margin Stock" with the meaning of Regulation U promulgated by the Board of Governors of the Federal Reserve System.

          (i) Good Title. Except with respect to the Purchased Receivables (as
              ----------
defined in the recitals of the Receivables Sale Agreement) and associated Related Security on each of which all Adverse Claims will be extinguished concurrently with the initial purchase under the Receivables Sale Agreement, Seller shall be the legal and beneficial owner of the Receivables and Related Security with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller's ownership interest in each Receivable, the Collections and the Related Security.

          (j) Perfection. This Agreement, together with the filing of the
              ----------
financing statements contemplated hereby, is effective to, and shall, upon each purchase hereunder, transfer to the Collateral Agent for the benefit of the relevant Purchaser or Purchasers (and the Collateral Agent for the benefit of such Purchaser or Purchasers shall acquire from Seller) a valid and perfected first priority undivided percentage ownership or security interest in each Receivable existing or hereafter arising and in the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, except as created by the Transactions Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Collateral Agent's (on behalf of the Purchasers) ownership or security interest in the Receivables, the Related Security and the Collections.

          (k) Places of Business and Locations of Records. Seller's state of
              -------------------------------------------
organization and chief executive office and the offices where it or the Servicer keeps all of the Records are located at the address(es) listed on Exhibit III or such other locations of which the Agents have been notified in accordance with
Section 7.2(a) in jurisdictions where all action required by Section 13.4(a) has been taken and completed. Seller's Federal Employer Identification Number and Organizational Identification Number are correctly set forth on Exhibit III.

          (l) Collections. The conditions and requirements set forth in Section
              -----------
7.1(j) and Section 8.2 have at all times been satisfied and duly performed. The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of Seller at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit IV. Seller has not granted any Person, other than the Collateral Agent as contemplated by this Agreement, dominion and control of any Lock-Box or Collection Account, or the right to take dominion and control of any such Lock-Box or Collection Account at a future time or upon the occurrence of a future event.

          (m) Material Adverse Effect. Each Seller Party represents and warrants
              -----------------------
that since December 31, 2001, no event has occurred that would have a Material Adverse Effect.

          (n) Names. In the past five (5) years, Seller has not used any
              -----
corporate names, trade names or assumed names other than the name in which it has executed this Agreement.

          (o) Ownership of Seller. Parent and Owens & Minor Distribution, Inc.,
              -------------------
collectively, own, directly or indirectly, 100% of the issued and outstanding capital stock of all classes of Seller, free and clear of any Adverse Claim. Such capital stock is validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of Seller.

          (p) Not a Holding Company or an Investment Company. Such Seller Party
              ----------------------------------------------
is not a "holding company" or a "subsidiary holding company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or any successor statute. Such Seller Party is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

          (q) Compliance with Law. Such Seller Party has complied in all
              -------------------
respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply would not have a Material Adverse Effect on such Seller Party or the Receivables. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.

          (r) Compliance with Credit and Collection Policy. Such Seller Party
              --------------------------------------------
has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any material change to such Credit and Collection Policy, except such material change as to which the Agents have been notified in accordance with Section 7.1(a)(vii).

          (s) Payments to Applicable Originator. With respect to each Receivable
              ---------------------------------
transferred to Seller under the Receivables Sale Agreement, Seller has given reasonably equivalent value to the applicable Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by any Originator of any Receivable under the Receivables Sale Agreement is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C.(S)(S)101 et seq.), as amended.

          (t) Enforceability of Contracts. Each Contract with respect to each
              ---------------------------
Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

          (u) Eligible Receivables. Each Receivable included in the Net Pool
              --------------------
Balance as an Eligible Receivable on the date of its purchase under the Receivables Sale Agreement was an Eligible Receivable on such purchase date.

          (v) Net Pool Balance. Seller has determined that, immediately after
              ----------------
giving effect to each purchase hereunder, the Net Pool Balance is at least equal to the sum of (i) the Aggregate Invested Amount, plus (ii) the Required Reserves.

          (w) Accounting. Such Seller Party accounts for the transactions
              ----------
contemplated by the Sale Agreement on its books and records and, for purposes of generally accepted accounting principles, as sales in accordance with SFAS 140.

     Section 5.2 Liquidity Bank Representations and Warranties.
                 --------------------------------------------- -

          Each Liquidity Bank hereby represents and warrants to the applicable Co-Agent and the applicable Conduit that:

          (a) Existence and Power. Such Liquidity Bank is a corporation or a
              -------------------
banking association duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all corporate power to perform its obligations hereunder.

          (b) No Conflict. The execution and delivery by such Liquidity Bank of
              -----------
this Agreement and the performance of its obligations hereunder are within its corporate powers, have been duly authorized by all necessary corporate action, do not contravene or violate (i) its certificate or articles of incorporation or association or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, except where such contravention or violation could not reasonably be expected to have a material adverse effect on its ability to perform its obligations hereunder; and do not result in the creation or imposition of any Adverse Claim on its assets. This Agreement has been duly authorized, executed and delivered by such Liquidity Bank.

          (c) Governmental Authorization. No authorization or approval or other
              --------------------------
action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Liquidity Bank of this Agreement and the performance of its obligations hereunder.

          (d) Binding Effect. This Agreement constitutes the legal, valid and
              --------------
binding obligation of such Liquidity Bank enforceable against such Liquidity Bank in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally and by general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

                                  ARTICLE VI.

                             CONDITIONS OF PURCHASES

     Section 6.1 Conditions Precedent to Initial Incremental Purchase. The
                 ----------------------------------------------------
initial Incremental Purchase of a Receivable Interest under this Agreement is subject to the conditions precedent that (a) the Collateral Agent shall have received on or before the date of such purchase those documents listed on Schedule B, and (b) each of the Agents shall have received all fees and expenses required to be paid on such date pursuant to the terms of this Agreement and the applicable Fee Letter.

     Section 6.2 Conditions Precedent to All Purchases and Reinvestments. Each
                 -------------------------------------------------------
Incremental Purchase of a Receivable Interest and each Reinvestment shall be subject to the further conditions precedent that (a) in the case of each such Incremental Purchase or Reinvestment: (i) the Servicer shall have delivered to the Co-Agents on or prior to the date of such purchase, in form and substance satisfactory to each of the Co-Agents, all Settlement Reports or Interim Settlement Reports as and when due under Section 8.5 and (ii) upon either Co-Agent's request, the Servicer shall have delivered to the Co-Agents at least three (3) days prior to such Incremental Purchase or Reinvestment an interim Settlement Report showing the amount of Eligible Receivables; (b) the Facility Termination Date shall not have occurred; (c) the Agents shall have received such other approvals, opinions or documents as any of them may reasonably request and (d) on the date of each such Incremental Purchase or Reinvestment and after giving effect thereto, the following statements shall be true (and acceptance of the proceeds of such Incremental Purchase or Reinvestment shall be deemed a representation and warranty by Seller that such statements are then true):

               (i) the representations and warranties set forth in Section 5.1 are true and correct on and as of the date of such Incremental Purchase or Reinvestment as though made on and as of such date;

               (ii) no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that will constitute an Amortization Event, and no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that would constitute a Potential Amortization Event; and

               (iii) the Aggregate Invested Amount does not exceed the Purchase Limit and the aggregate Receivable Interests do not exceed 100%.

It is expressly understood that each Reinvestment shall, unless otherwise directed by any Agent or Purchaser, occur automatically on each day that the Servicer shall receive any Collections without the requirement that any further action be taken on the part of any Person and notwithstanding the failure of Seller to satisfy any of the foregoing conditions precedent in respect of such Reinvestment. The failure of Seller to satisfy any of the foregoing conditions precedent in respect of any Reinvestment shall give rise to a right of each Co-Agent, which right may be exercised at any time on demand of such Co-Agent, to rescind the related purchase and direct Seller to pay to the Co-Agents for the benefit of the Purchasers in their respective Group's their respective Percentages of the Collections prior to the Amortization Date that shall have been applied to the affected Reinvestment.

                                  ARTICLE VII.

                                    COVENANTS

     Section 7.1 Affirmative Covenants of the Seller Parties. Until the date on
                 -------------------------------------------
which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller Party hereby covenants, as to itself, as set forth below:

          (a) Financial Reporting. Such Seller Party will maintain, for itself
              -------------------
and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to the Agents:

               (i) Annual Reporting. As soon as available and in any event
                   ----------------
within 90 days after the close of each fiscal year of the Parent, a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year, together with related consolidated statements of income and of cash flows for such fiscal year, setting forth in comparative form consolidated figures for the preceding fiscal year, all in reasonable detail and examined by KPMG LLP or other independent certified public accountants of recognized national standing reasonably acceptable to each of the Agents and whose opinion shall be to the effect that such consolidated financial statements have been prepared in accordance with GAAP applied on a consistent basis (except for changes with which such accountants concur), together with an unaudited annual balance sheet and income statement for the Seller.

               (ii) Quarterly Reporting. As soon as available and in any event
                    -------------------
within 45 days after the close of each fiscal quarter of the Parent: (i) a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal quarter, together with related consolidated statements of income and of cash flows, (ii) a condensed consolidating balance sheet of the Parent and its Subsidiaries as at the end of such fiscal quarter, together with related condensed consolidating statements of operations and of cash flows, in each case for such fiscal quarter and for the portion of the fiscal year ending with such period (except that the consolidated and condensed consolidating statements of cash flows which shall be prepared on a year to date basis) and in each case setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year (except the consolidated and condensed consolidating balance sheets shall be compared to the prior year end), and all in reasonable form and detail acceptable to the Agents, together with an unaudited balance sheet and income statement for the Seller for the calendar year to date.

               (iii) Compliance Certificate. Together with the financial
                     ----------------------
statements required hereunder, a compliance certificate in substantially the form of Exhibit V signed by such Seller Party's Authorized Officer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

               (iv) Shareholders Statements and Reports. Promptly upon the
                    -----------------------------------
furnishing thereof to the shareholders of such Seller Party copies of all financial statements, reports and proxy statements so furnished.

               (v) Copies of Notices. Promptly upon its receipt of any notice,
                   -----------------
request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Agents or Conduits, copies of the same.

               (vi) Change in Credit and Collection Policy. At least ten (10)
                    --------------------------------------
days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice (A) indicating such change or amendment, and (B) if such proposed change or amendment would materially and adversely affect the collectibility of the Receivables or materially decrease the credit quality of any newly created Receivables, requesting the Agents' consent thereto; provided,
                                                                       --------
however, the Agents agree not to unreasonably withhold or delay giving their
-------
consent and further the Agents shall use reasonable efforts to respond regarding any proposed change or amendment to the Credit and Collection Policy within ten
(10) days from the receipt of such notice.

               (vii) Other Information. Promptly, from time to time, such other
                     -----------------
information, documents, records or reports relating to the Receivables or the condition or operations, financial or otherwise, of such Seller Party as any of the Agents may from time to time reasonably request in order to protect the interests of the Agents and the Purchasers under or as contemplated by this Agreement.

          (b) Notices. Servicer will notify the Agents in writing of any of the
              -------
following promptly (but in any event within three (3) Business Days) upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

               (i) Amortization Events or Potential Amortization Events. The
                   ----------------------------------------------------
occurrence of each Amortization Event and each Potential Amortization Event, by a statement of an Authorized Officer of such Seller Party.

               (ii) Judgment and Proceedings. (A) The institution of any
                    ------------------------
litigation, arbitration proceeding or governmental proceeding against Servicer, which, if adversely determined, would have a Material Adverse Effect on Servicer or the Receivables serviced by it, or which seeks to enjoin performance of or otherwise relates to the Transaction Documents, and (B) the entry of any judgment or decree or the institution of any litigation, arbitration proceeding or governmental proceeding against Seller.

               (iii) Material Adverse Effect. The occurrence of any event or
                     -----------------------
condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

               (iv) Termination Date. The occurrence of the "Termination Date"
                    ----------------
under and as defined in the Receivables Sale Agreement.

               (v) Downgrade of Performance Guarantor. Any downgrade in the
                   ----------------------------------
rating of any Indebtedness of Performance Guarantor by Standard & Poor's Ratings Group or by Moody's Investors Service, Inc., setting forth the Indebtedness affected and the nature of such change.

          (c) Compliance with Laws and Preservation of Corporate Existence. Such
              ------------------------------------------------------------
Seller Party will comply in all material respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply would not have a Material Adverse Effect on such Seller Party or the Receivables. Such Seller Party will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where its business is conducted, except where the failure to so preserve and maintain or qualify would not have a Material Adverse Effect.

          (d) Audits. Such Seller Party will provide access to the Agents from
              ------
time to time to such information with respect to it and the Receivables as any of the Agents may reasonably request upon reasonable notice at the Servicer's place of business during normal business hours. Such Seller Party will, from time to time during regular business hours as requested by any of the Agents upon reasonable notice (unless an Amortization Event has occurred and is continuing in which case no notice shall be required) and at the sole cost of such Seller Party, permit each of the Agents, or its agents or representatives (and shall cause each Originator to permit each of the Agents or its agents or representatives): (i) to examine and make abstracts from all Records in the possession or under the control of such Person relating to the Receivables and the Related Security, including, without limitation, the related Contracts; provided, however, that the Agents may not make and retain copies of any Contract, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person's financial condition or the Receivables and the Related Security or any Person's performance under any of the Transaction Documents or any Person's performance under the Contracts (subject to confidentiality restrictions in the relevant Contracts) and, in each case, with any of the officers or employees of Seller or the Servicer having knowledge of such matters (each of the foregoing examinations and visits, a "Review"); provided, however, that, so long as no Amortization Event or Potential Amortization Event has occurred, (A) the Seller Parties shall only be responsible for the costs and expenses of one (1) Review in any one calendar year and (B) the Agents will not request more than four (4) Reviews in any one calendar year

          (e) Keeping and Marking of Records and Books.
              ----------------------------------------

               (i) The Servicer will (and will cause each Originator to) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the prompt identification of each new Receivable and all Collections of and adjustments to each existing Receivable); provided, however, that nothing in this sentence shall require any Seller Party to retain records for a period longer than seven (7) years after creation. The Servicer will (and will cause each Originator to) give the Agents notice of any material change in the administrative and operating procedures referred to in the previous sentence.

               (ii) Such Seller Party will (and will cause each Originator to)
(A) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Receivable Interests with a legend, acceptable to the Agents, describing the Receivable Interests and (B) upon the request of any of the Agents following the occurrence of an Amortization Event which is not waived in writing by the Agents: (x) mark each Contract, if any, constituting an instrument, promissory note, chattel paper, document or certificated security (each, as defined in the UCC) with a legend describing the Receivable Interests and (y) deliver to the Collateral Agent all Contracts (including, without limitation, all multiple originals of any such Contract) relating to the Receivables.

          (f) Compliance with Contracts and Credit and Collection Policy. Such
              ----------------------------------------------------------
Seller Party will (and the Parent will require each Originator to) timely and fully (i) perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

          (g) Performance and Enforcement of Receivables Sale Agreement. Seller
              ---------------------------------------------------------
will, and will require each Originator to, perform each of their respective obligations and undertakings under and pursuant to the Receivables Sale Agreement, will purchase Receivables thereunder in strict compliance with the terms thereof and shall take all action necessary or reasonably appropriate to enforce the rights and remedies accorded to Seller under the Receivables Sale Agreement. Seller will take all actions reasonably necessary to perfect and enforce its rights and interests (and the rights and interests of the Agents and the Purchasers as assignees of Seller) under the Receivables Sale Agreement as any Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Receivables Sale Agreement.

          (h) Ownership. Seller will (or the Servicer will cause each Originator
              ---------
to) take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Security and the Collections purchased under the Receivables Sale Agreement irrevocably in Seller, free and clear of any Adverse Claims other than Adverse Claims in favor of the Collateral Agent and the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller's interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of Seller therein as any Agent may reasonably request), and (ii) establish and maintain, in favor of the Collateral Agent, for the benefit of the Purchasers, a valid and perfected first priority undivided percentage ownership interest (and/or a valid and perfected first priority security interest) in all Receivables, Related Security and Collections to the full extent contemplated herein, free and clear of any Adverse Claims other than Adverse Claims in favor of the Collateral Agent for the benefit of the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Collateral Agent's (for the benefit of the Purchasers) interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of the Collateral Agent for the benefit of the Purchasers as any Agent may reasonably request).

          (i) Purchasers' Reliance. Seller acknowledges that the Agents and the
              --------------------
Purchasers are entering into the transactions contemplated by this Agreement in reliance upon Seller's identity as a legal entity that is separate from each of the Originators, the Performance Guarantor and their respective Affiliates other than Seller (collectively, the "O&M Group"). Therefore, from and after the date of execution and delivery of this Agreement, Seller shall take all reasonable steps, including, without limitation, all steps that any Agent or Purchaser may from time to time reasonably request, to maintain Seller's identity as a separate legal entity and to make it manifest to third parties that Seller is an entity with assets and liabilities distinct from those of the members of the O&M Group thereof and not merely a division thereof. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Seller will:

                    (A) conduct its own business in its own name and require that all full-time employees of Seller, if any, identify themselves as such and not as employees of any member of the O&M Group (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as Seller's employees);

                    (B) compensate all employees, consultants and agents directly, from Seller's own funds, for services provided to Seller by such employees, consultants and agents and, to the extent any employee, consultant or agent of Seller is also an employee, consultant or agent of a member of the O&M Group, allocate the compensation of such employee, consultant or agent between Seller and the members of the O&M Group on a basis that reflects the services rendered to Seller and the O&M Group;

                    (C) clearly identify its offices (by signage or otherwise) as its offices and, if such office is located in the offices of a member of the O&M Group, Seller shall lease such office at a fair market rent;

                    (D) have a separate telephone number, which will be answered only in its name and separate stationery, invoices and checks in its own name;

                    (E) conduct all transactions with the members of the O&M Group strictly on an arm's-length basis, allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between Seller and the O&M Group on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

                    (F) at all times have a Board of Directors consisting of not less than three members, at least one member of which is an Independent Director;

                    (G) observe all corporate formalities as a distinct entity, and ensure that all corporate actions relating to (A) the selection, maintenance or replacement of the Independent Director, (B) the dissolution or liquidation of Seller or (C) the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving Seller, are duly authorized by unanimous vote of its Board of Directors (including the Independent Director);

                    (H) maintain Seller's books and records separate from those of the members of the O&M Group and otherwise readily identifiable as its own assets rather than assets of a member of the O&M Group; (I) prepare its financial statements separately from those of the O&M Group and insure that any consolidated financial statements of the O&M Group (or any member thereof) that include Seller and that are filed with the Securities and Exchange Commission or any other governmental agency have notes clearly stating that Seller is a separate legal entity and that its assets will be available first and foremost to satisfy the claims of the creditors of Seller;

                    (J) except as herein specifically otherwise provided, maintain the funds or other assets of Seller separate from, and not commingled with, those of the members of the O&M Group and only maintain bank accounts or other depository accounts to which Seller alone is the account party, into which Seller alone makes deposits and from which Seller alone (or the Collateral Agent hereunder) has the power to make withdrawals;

                    (K) pay all of Seller's operating expenses, if any, from Seller's own assets (except for certain payments by a member of the O&M Group or other Persons pursuant to allocation arrangements that comply with the requirements of this Section 7.1(i));

                    (L) operate its business and activities such that: it does not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking, other than the transactions contemplated and authorized by this Agreement and the Receivables Sale Agreement; and does not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than (1) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (2) the incurrence of obligations under this Agreement, (3) the incurrence of obligations, as expressly contemplated in the Receivables Sale Agreement, to make payment to Originators thereunder for the purchase of Receivables from Originators under the Receivables Sale Agreement, and (4) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated by this Agreement;

                    (M) maintain its Organic Documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its Organic Documents in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, this Section 7.1(i);

                    (N) maintain the effectiveness of, and continue to perform under the Receivables Sale Agreement and the Performance Undertaking, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify the Receivables Sale Agreement or the Performance Undertaking, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under the Receivables Sale Agreement or the Performance Undertaking or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of each of the Agents;

                    (O) maintain its legal separateness such that it does not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, nor at any time create, have, acquire, maintain or hold any interest in any Subsidiary;

                    (P) maintain at all times the Required Capital Amount (as defined in the Receivables Sale Agreement) and refrain from making any dividend, distribution, redemption of capital stock or payment of any subordinated indebtedness which would cause the Required Capital Amount to cease to be so maintained; and

                    (Q) take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Hunton & Williams, as counsel for Seller, in connection with the closing or initial Incremental Purchase under this Agreement and relating to substantive consolidation and true sale issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

          (j) Collections. Such Seller Party will cause (1) all proceeds from
              -----------
all Lock-Boxes to be directly deposited by a Collection Bank into a Collection Account and (2) each Lock-Box and Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect; provided
                                                                    --------
however, that with respect to each Existing Collection Account Agreement, such
-------
agreement shall have been assigned to the Collateral Agent on or prior to the date hereof (in the case of each Existing Collection Account Agreement with Wachovia Bank, National Association or Fleet National Bank), or shall be replaced by a new Collection Account Agreement on or prior to the date thirty
(30) days after the date of this Agreement, and in the case of each Collection Account Agreement assigned to the Collateral Agent on or before the date of this Agreement, shall be replaced by a new Collection Account Agreement on or prior to the date 90 days after the date of this Agreement. In the event any payments relating to Receivables are remitted directly to Seller or any Affiliate of Seller, Seller will remit (or will cause all such payments to be remitted) directly to a Collection Bank and deposited into a Collection Account within two
(2) Business Days following receipt thereof, and, at all times prior to such remittance, Seller will itself hold or, if applicable, will cause such payments to be held in trust for the benefit of the Agents and the Purchasers to the extent of the Receivable Interests or the Collateral Agent's security interest, as the case may be. Seller will maintain exclusive ownership, dominion and control (subject to the terms of this Agreement) of each Lock-Box and Collection Account and shall not grant the right to take dominion and control of any Lock-Box or Collection Account at a future time or upon the occurrence of a future event to any Person, except to the Collateral Agent as contemplated by this Agreement.

          (k) Taxes. Such Seller Party will file all tax returns and reports
              -----
required by law to be filed by it and will promptly pay all material taxes and governmental charges at any time owing; provided, however, that no Seller Party shall be required to pay any such taxes and governmental charges which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books unless the failure to make any such payment (1) shall give rise to an immediate right to foreclose on an Adverse Claim securing such amounts, (2) shall result in the attachment of an Adverse Claim on the Receivables, the Collections or the Related Security, or (3) would have a Material Adverse Effect. As set forth in
Section 10.2, Seller will pay when due any taxes payable to Purchaser in connection with the Receivables, exclusive of taxes excluded under Section 10.2.

          (l) Payment to Originators. With respect to any Receivable purchased
              ----------------------
by Seller from an Originator, such sale shall be effected under, and in strict compliance with the terms of, the Receivables Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to such Originator in respect of the purchase price for such Receivable.

     Section 7.2 Negative Covenants of the Seller Parties. Until the date on
                 ----------------------------------------
which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller Party hereby covenants, as to itself, that:

          (a) Name Change, Offices and Records. Seller will not change its name,
              --------------------------------
identity or legal structure (within the meaning of Section 9-507(c) of any applicable enactment of the UCC) or change its jurisdiction of organization or organize in an additional jurisdiction or relocate its chief executive office or any office where Records are kept unless it shall have: (i) given the Agents at least forty-five (45) days' prior written notice thereof and (ii) delivered to the Collateral Agent all financing statements, instruments and other documents reasonably requested by any of the Agents in connection with such change or relocation.

          (b) Change in Payment Instructions to Obligors. Except as may be
              ------------------------------------------
required by the Collateral Agent pursuant to Section 8.2(b), such Seller Party will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless the Agents shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or a Collection Account or Lock-Box, an executed Collection Account Agreement with respect to the new Collection Account or Lock-Box; provided, however, that the Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account.

          (c) Modifications to Contracts and Credit and Collection Policy. Such
              -----------------------------------------------------------
Seller Party will not, and will not permit any Originator to, make any change to the Credit and Collection Policy that could materially and adversely affect the collectibility of the Receivables or materially decrease the credit quality of any newly created Receivables. Except as provided in Section 8.2(d), the Servicer will not, and will not permit any Originator to, extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy without the prior consent of the Agents (which consent shall be given or denied within 10 days after receipt by the Agents of written notice of such proposed change).

          (d) Sales, Liens. Seller will not sell, assign (by operation of law or
              ------------
otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Collateral Agent and the Purchasers provided for herein), and Seller will defend the right, title and interest of the Agents and the Purchasers in, to and under any of the foregoing property, against all claims of third parties claiming through or under Seller or any Originator.

          (e) Net Pool Balance. At no time prior to the Amortization Date shall
              ----------------
Seller permit the Net Pool Balance to be less than an amount equal to the sum of
(i) the Aggregate Invested Amount plus (ii) the Required Reserves.

          (f) Termination Date Determination. Seller will not designate the
              ------------------------------
Termination Date (as defined in the Receivables Sale Agreement), or send any written notice to any Originator in respect thereof, without the prior written consent of the Agents, except with respect to the occurrence of such Termination Date arising pursuant to Section 5.1(d) of the Receivables Sale Agreement.

          (g) Restricted Junior Payments. From and after the occurrence of any
              --------------------------
Amortization Event, Seller will not make any Restricted Junior Payment while any Aggregate Unpaids remain outstanding.

          (h) Seller Indebtedness. Seller will not incur or permit to exist any
              -------------------
Indebtedness or liability on account of deposits except: (i) the Obligations,
(ii) the Subordinated Loans (as defined in the Receivables Sale Agreement), and
(iii) other current accounts payable arising in the ordinary course of business and not overdue.

          (i) Prohibition on Additional Negative Pledges. No Seller Party will
              ------------------------------------------
enter into or assume any agreement (other than this Agreement and the other Transaction Documents) prohibiting the creation or assumption of any Adverse Claim upon the Receivable, Collections, and Related Security except as contemplated by the Transaction Documents, or otherwise prohibiting or restricting any transaction contemplated hereby or by the other Transaction Documents, and no Seller Party will enter into or assume any agreement creating any Adverse Claim upon the Subordinated Notes (as defined in the Receivables Sale Agreement) or on the stock of Seller.

                                  ARTICLE VIII.

                          ADMINISTRATION AND COLLECTION

     Section 8.1 Designation of Servicer.
                 -----------------------

          (a) The servicing, administration and collection of the Receivables shall be conducted by such Person (the "Servicer") so designated from time to time in accordance with this Section 8.1. O&M Medical is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement. At any time after the occurrence of an Amortization Event, the Agents may at any time designate as Servicer any Person to succeed O&M Medical or any successor Servicer.

          (b) O&M Medical may delegate, and O&M Medical hereby advises the Purchasers and the Agents that it has delegated, to the Originators, as sub-servicers of the Servicer, certain of its duties and responsibilities as Servicer hereunder in respect of the Receivables originated by such Originators. Without the prior written consent of the Agents, O&M Medical shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person other than the Originators, other than with respect to certain Defaulted Receivables, outside collection agencies in accordance with its customary practices. If at any time following the occurrence of an Amortization Event the Agents shall designate as Servicer any Person other than O&M Medical, all duties and responsibilities theretofore delegated by O&M Medical to any Originator may, at the discretion of any of the Agents, be terminated forthwith on notice given by any Agent to the other Agents, O&M Medical and to Seller.

          (c) Notwithstanding the foregoing subsection (b), (i) O&M Medical shall be and remain primarily liable to the Agents and the Purchasers for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and (ii) the Agents and the Purchasers shall be entitled to deal exclusively with O&M Medical in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder. The Agents and the Purchasers shall not be required to give notice, demand or other communication to any Person other than O&M Medical in order for communication to the Servicer and its sub-servicer or other delegate with respect thereto to be accomplished. O&M Medical, at all times that it is the Servicer, shall be responsible for providing any sub-servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.

     Section 8.2 Duties of Servicer.
                 ------------------

          (a) The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.

          (b) The Servicer will instruct all Obligors to pay all Collections directly to a Lock-Box or Collection Account. The Servicer shall effect a Collection Account Agreement in a form reasonably acceptable to the Agents and Seller with each bank party to a Collection Account at any time. In the case of any remittances received in any Lock-Box or Collection Account that shall have been identified, to the satisfaction of the Servicer, to not constitute Collections or other proceeds of the Receivables or the Related Security, the Servicer shall promptly remit such items to the Person identified to it as being the owner of such remittances. From and after the date the Collateral Agent delivers to any Collection Bank a Collection Notice pursuant to Section 8.3, the Collateral Agent may request that the Servicer, and the Servicer thereupon promptly shall instruct all Obligors with respect to the Receivables, to remit all payments thereon to a new depositary account specified by the Collateral Agent and, at all times thereafter, Seller and the Servicer shall use reasonable efforts not to deposit or otherwise credit, and shall not authorize any other Person to deposit or otherwise credit to such new depositary account any cash or payment item other than Collections and collections in respect of sales taxes. No Collection Account Agreement may be amended, terminated or otherwise modified without the prior written consent of the Collateral Agent; provided, however, that so long as no Amortization Event has occurred and not been waived by the Agents, the Collateral Agent will not unreasonably withhold or delay its consent to the closing of a Collection Account if the Obligors who otherwise would have made payments to such Collection Account have been directed to make payments to another Collection Account with respect to which a Collection Account Agreement has been executed by all requisite parties.

          (c) The Servicer shall administer the Collections in accordance with the procedures described herein and in Article II; provided that nothing in this sentence shall require the Servicer to segregate Collections on a daily basis from its other funds prior to the occurrence of the Amortization Date. The Servicer shall set aside and hold in trust for the account of Seller and the Purchasers their respective shares of the Collections in accordance with Article
II. The Servicer shall, upon the request of any Agent, segregate, in a manner acceptable to the Agents, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Servicer or Seller prior to the remittance thereof in accordance with Article
II. If the Servicer shall be required to segregate Collections pursuant to the preceding sentence, the Servicer shall segregate and deposit with a bank designated by the Collateral Agent such allocable share of Collections of Receivables set aside for the Purchasers on the first Business Day following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer.

          (d) The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable or Defaulted Receivable or limit the rights of the Agents or the Purchasers under this Agreement. Notwithstanding anything to the contrary contained herein, following the occurrence of an Amortization Event which is not waived in writing by the Agents, each Agent shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Security.

          (e) The Servicer shall hold in trust for Seller and the Purchasers all Records that (i) evidence or relate to the Receivables, the related Contracts and Related Security or (ii) are otherwise necessary or desirable to collect the Receivables and shall, as soon as practicable upon demand of any Agent following the occurrence of an Amortization Event which is not waived in writing by the Agents, deliver or make available to the Collateral Agent all such Records, at a place selected by the Collateral Agent. The Servicer shall, as soon as practicable following receipt thereof turn over to Seller any cash collections or other cash proceeds received with respect to Indebtedness not constituting Receivables, Related Security, Collections or proceeds of any of the foregoing. The Servicer shall, from time to time at the request of any Purchaser, furnish to the Purchasers (promptly after any such request) a calculation of the amounts set aside for the Purchasers pursuant to Article II.

          (f) Any payment by an Obligor in respect of any indebtedness owed by it to an Originator or Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Collateral Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

     Section 8.3 Collection Notices. The Collateral Agent is authorized at any
                 ------------------
time after the occurrence of an Amortization Event which is not waived in writing by the Agents, to date and to deliver to the Collection Banks the Collection Notices. Seller hereby transfers to the Collateral Agent for the benefit of the Purchasers, effective when the Collateral Agent delivers such notice, the exclusive ownership and control of each Lock-Box and the Collection Accounts. In case any authorized signatory of Seller whose signature appears on a Collection Account Agreement shall cease to have such authority before the delivery of such notice, such Collection Notice shall nevertheless be valid as if such authority had remained in force. Seller hereby authorizes the Collateral Agent, and agrees that the Collateral Agent shall be entitled after the occurrence of an Amortization Event to (i) endorse Seller's name on checks and other instruments representing Collections, (ii) enforce the Receivables, the related Contracts and the Related Security and (iii) take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Collateral Agent, for the benefit of the Agents and the Purchasers, rather than Seller.

     Section 8.4 Responsibilities of Seller. Anything herein to the contrary
                 --------------------------
notwithstanding, the exercise by the Agents and the Purchasers of their rights hereunder shall not release the Servicer, any Originator or Seller from any of their duties or obligations with respect to any Receivables or under the related Contracts. The Purchasers shall have no obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of Seller.

     Section 8.5 Reports. The Servicer shall prepare and forward to the Agents
                 -------
(i) on the 15th day of each month or if such date is not a Business Day, the next Business Day (the "Monthly Reporting Date"), and at such other times as any Agent shall request, a Settlement Report and (ii) at such times as any Agent shall request, a listing by Obligor of all Receivables together with an aging of such Receivables.

     Section 8.6 Servicing Fees. In consideration of O&M Medical's agreement to
                 --------------
act as Servicer hereunder, the Purchasers hereby agree that, (a) so long as O&M Medical shall continue to perform as Servicer hereunder, Seller shall pay over to O&M Medical a fee (the "Servicing Fee") on each Settlement Date, in arrears for the immediately preceding month, equal to 1% per annum of the average aggregate Outstanding Balance of all Receivables during such period, as compensation for its servicing activities or (b) in the case of the Servicer not being a member of the O&M Group, the Servicing Fee will be such reasonable rate as may be charged by the successor Servicer.

                                   ARTICLE IX.

                               AMORTIZATION EVENTS

     Section 9.1 Amortization Events. The occurrence of any one or more of the
                 -------------------
following events shall constitute an Amortization Event:

          (a) Any Seller Party shall fail (i) to make any payment or deposit required hereunder when due which failure (except in the case of Invested Amount) continues for two (2) Business Days, or (ii) to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (i) of this paragraph (a) and paragraph 9.1(e)) and such failure shall continue for three (3) consecutive Business Days.

          (b) Any representation, warranty, certification or statement made by any Seller Party in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect when made or deemed made in any respect which would have a Material Adverse Effect.

          (c) (i) Failure of Seller to pay any Indebtedness when due taking into account any applicable grace period, and failure of Performance Guarantor and/or any of its Subsidiaries other than Seller to pay Indebtedness in excess of $10 million in aggregate principal amount when due taking in to account any applicable grace period; or (ii) the default by any Seller Party or Originator in the performance of any term, provision or condition contained in any agreement under which any Indebtedness described in the preceding clause (i) was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or (iii) any Indebtedness described in clause (i) shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.

          (d) (i) Any Seller Party or any of its Subsidiaries shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; (ii) any proceeding shall be instituted by any Seller Party or any of its Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, (iii) any proceeding of the type described in the preceding clause (ii) shall be instituted against any Seller Party and shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or (iv) an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect, or (v) any Seller Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth in clauses (i) or (ii) above in this subsection (d).

          (e) Seller shall fail to comply with the terms of Section 2.6 hereof.

          (f) As at the end of any calendar month:

               (i) the average of the Dilution Ratios for the three months then most recently ended shall exceed 3.5%;

               (ii) the average of the Delinquency Ratios for the three months then most recently ended shall exceed 4.5%; or

               (iii) the average of the Default Ratios for the three months then most recently ended shall exceed 4.35%.

          (g) A Change of Control shall occur with respect to any Seller Party.

          (h) (i) One or more final judgments or decrees for the payment of money in excess of $10,750 shall be entered against Seller or (ii) one or more final judgments for the payment of money in an amount in excess of $500,000 in the aggregate for all such judgments or decrees, shall be entered against Servicer or Performance Guarantor on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall not have been vacated, discharged, stayed or satisfied and in effect for thirty (30) consecutive days without a stay of execution

          (i) Either (i) the "Termination Date" under and as defined in the Receivables Sale Agreement shall occur under the Receivables Sale Agreement or
(ii) any Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to Seller under the Receivables Sale Agreement.

          (j) This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of Seller or Servicer, or any Seller Party shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or the Collateral Agent for the benefit of the Purchasers shall cease to have a valid and perfected first priority security interest in the Receivables, the Related Security and the Collections with respect thereto and the Collection Accounts.

          (k) Performance Guarantor shall fail to perform or observe any term, covenant or agreement required to be performed by it under the Performance Undertaking, or the Performance Undertaking shall cease to be effective or to be the legally valid, binding and enforceable obligation of Performance Guarantor, or Performance Guarantor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability.

          (l) The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Tax Code with regard to any of the Receivables, Collections or Related Security and such lien shall not have been released within fifteen (15) days, or the PBGC shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the Receivables, Collections or Related Security.

          (m) Any event shall occur which (i) materially and adversely impairs the ability of the Originators to originate Receivables of a credit quality that is at least equal to the credit quality of the Receivables sold or contributed to Seller on the date of this Agreement and (ii) has, or could be reasonably expected to have, a Material Adverse Effect.

          (n) On any Settlement Date, after giving effect to the application of Collections in accordance with this Agreement, the Net Pool Balance is less than the sum of Aggregate Invested Amount plus Required Reserves.

     Section 9.2 Remedies. Upon the occurrence and during the continuation of an
                 --------
Amortization Event, the Collateral Agent may, and upon the direction of either of the Co-Agents, shall, take any of the following actions: (i) replace the Person then acting as Servicer, (ii) declare the Amortization Date to have occurred, whereupon the Amortization Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Seller Party; provided, however, that upon the occurrence of an Amortization Event described in Section 9.1(d)(ii), or of an actual or deemed entry of an order for relief with respect to any Seller Party under the Federal Bankruptcy Code, the Amortization Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Seller Party, (iii) to the fullest extent permitted by applicable law, declare that the Default Fee shall accrue with respect to any of the Aggregate Unpaids outstanding at such time, (iv) deliver the Collection Notices to the Collection Banks, and (v) notify Obligors of the Purchasers' interest in the Receivables. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Agents and the Purchasers otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC (including the right to foreclose upon and sell the Receivables and the Related Security, or any part thereof), all of which rights shall be cumulative.

                                   ARTICLE X.

                                 INDEMNIFICATION

     Section 10.1 Indemnities by the Seller Parties. Without limiting any other
                  ---------------------------------
rights that any Agent or any Purchaser may have hereunder or under applicable law, (A) Seller hereby agrees to indemnify (and pay upon demand to) each of the Agents, the Purchasers and their respective assigns, members, direct or indirect owners, officers, directors, agents and employees (each, an "Indemnified Party"), from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys' fees and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by a Purchaser of an interest in the Receivables, and (B) the Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party, for Indemnified Amounts awarded against or incurred by any of them arising out of the Servicer's activities as Servicer hereunder excluding, however, in all of the foregoing instances under the preceding clauses (A) and (B):

          (a) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification; or

          (b) Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

          (c) any Excluded Taxes except to the extent the Indemnified Party is entitled to receive an amount equal to the sum it would have received had no deductions for Taxes and Other Taxes been made as set forth in Section 10.1(d)(i);

provided, however, that nothing contained in this sentence shall limit the liability of any Seller Party or limit the recourse of the Agents and the Purchasers to any Seller Party for amounts otherwise specifically provided to be paid by such Seller Party under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, Seller (and to the extent any of the following arise from actions or inactions of the Servicer, the Servicer) shall indemnify the Indemnified Parties for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to Seller or the Servicer) relating to or resulting from:

               (i) any representation or warranty made by any Seller Party or any Originator (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

               (ii) the failure by any Seller Party or any Originator to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of any Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

               (iii) any failure of any Seller Party or any Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

               (iv) any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

               (v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

               (vi) [reserved];

               (vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of an Incremental Purchase or a Reinvestment, the ownership of the Receivable Interests or any other investigation, litigation or proceeding relating to any Seller Party or any Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

               (viii) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

               (ix) any Amortization Event described in Section 9.1(d);

               (x) any failure of Seller to acquire and maintain legal and equitable title to, and ownership of any Receivable and the Related Security and Collections with respect thereto from any Originator, free and clear of any Adverse Claim (other than as created hereunder); or any failure of Seller to give reasonably equivalent value to the applicable Originator under the Receivables Sale Agreement in consideration of the transfer by such Originator of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

               (xi) any failure to vest and maintain vested in the Collateral Agent for the benefit of the Purchasers, or to transfer to the Collateral Agent for the benefit of the Purchasers, legal and equitable title to, and ownership of, a first priority perfected undivided percentage ownership interest (to the extent of the Receivable Interests contemplated hereunder) or security interest in the Receivables, the Related Security and the Collections, free and clear of any Adverse Claim (except as created by the Transaction Documents);

               (xii) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable, the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of any Incremental Purchase or Reinvestment or at any subsequent time;

               (xiii) any action or omission by any Seller Party which reduces or impairs the rights of the Agents or the Purchasers with respect to any Receivable or the value of any such Receivable;

               (xiv) any attempt by any Person to void any Incremental Purchase or Reinvestment hereunder under statutory provisions or common law or equitable action; and

               (xv) the failure of any Receivable included in the calculation of the Net Pool Balance as an Eligible Receivable to be an Eligible Receivable at the time so included.

          (d) Taxes.
              -----

               (i) Any and all payments made hereunder to an Indemnified Party shall be made free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto excluding: (A) franchise taxes, excise taxes
                                 ---------
and taxes imposed on or measured by all or part of the gross or net income (but not including any such tax in the nature of a withholding tax) of such Indemnified Party, in each case, by the jurisdiction under the laws of which such Indemnified Party is organized or has its applicable lending or administrative office or any political subdivision of any thereof, to the extent that the imposition of such taxes is consistent with the Intended Characterization of the Receivable Interests for income tax purposes, and (B) taxes that would not have been imposed if the only connection between such Indemnified Party and the jurisdiction imposing such taxes was the activities of such Indemnified Party pursuant to or in respect of this Agreement (including entering into, lending money or extending credit pursuant to, receiving payments under, or enforcing this Agreement) (all such excluded taxes, levies, imposts, deductions, charges, withholding and liabilities collectively or individually referred to herein as "Excluded Taxes" and all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities collectively or individually referred to herein as "Taxes"). If any Seller shall be required to deduct any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Indemnified Party: (A) the sum payable shall be increased by the amount (an "additional amount") necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section
                                                                       -------
10.1(d)) such Indemnified Party shall receive an amount equal to the sum it
-------
would have received had no such deductions been made, (B) such Seller shall make such deductions and (C) such Seller shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.


               (ii) In addition, each Seller agrees to pay to the relevant Governmental Authority in accordance with applicable law all taxes, levies, imposts, deductions, charges, assessments or fees of any kind (including but not limited to any current or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies, but excluding any Excluded Taxes) imposed upon any Indemnified Party as a result of the transactions contemplated by this Agreement or that arise from any payment made hereunder or from the execution, delivery, or registration of or otherwise similarly with respect to, this Agreement ("Other Taxes").

               (iii) Each Seller agrees to indemnify each Indemnified Party from and against the full amount of Taxes and Other Taxes arising out of this Agreement (whether directly or indirectly) imposed upon or paid by such Person and any liability (including penalties, interest, and expenses (including reasonable attorneys' fees and expenses)) arising with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority (including any Taxes or Other Taxes imposed upon such Person on account of the Intended Characterization not being respected by a relevant Government Authority). A certificate as to the amounts prepared by an Indemnified Party, absent manifest error, shall be final, conclusive, and binding for all purposes. Such indemnification shall be made within 30 days after the date the Indemnified Party makes a timely written demand therefor or the time at which such amount is payable after a timely written demand therefor has been made, whichever is earlier. A written demand will be considered "timely" for purposes of the preceding sentence only if it is received by such Seller no later than 180 days after the earlier of (A) the date on which such Indemnified Party makes such payment of Taxes or Other Taxes or liability arising therefrom or with respect thereto and (B) the date on which the relevant Governmental Authority or other party makes written demand upon such Indemnified Party for payment of such Taxes or Other Taxes or liability arising therefrom or with respect thereto (after all appeals have been fully pursued to the extent the Indemnified Party elects to pursue such appeals). Each Indemnified Party agrees to provide the related Originator with written notice of any official demand for payment after the appeals process with such Governmental Authority has been completed by a Governmental Authority or other party pursuant to clause
(B) above promptly upon such Indemnified Party's receipt of such official demand. As soon as reasonably practicable, the Indemnified Party shall promptly provide the Seller with a copy of any written proposed assessment from a Governmental Authority with respect to indemnifiable Taxes or Other Taxes assessed against Indemnified Party. Failure to provide such notice of proposed assessment will not affect the Seller's obligations under this Agreement.

               (iv) As soon as practicable after the date of any payment of Taxes or Other Taxes by a Seller to a Governmental Authority hereunder, such Seller will deliver to the relevant Indemnified Party the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof.

               (v) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section
                                                                   -------
10.1(d) shall survive the termination of this Agreement.
-------

               (vi) Notwithstanding any other provision of this Section 10.1(d), no Seller shall be required to indemnify or pay any additional amounts to any Non-U.S. Purchaser or Agent pursuant to Sections 10.1(d)(i), (ii), or (iii) with respect to Taxes or Other Taxes imposed by the United States if the obligation to withhold with respect to such Taxes or Other Taxes results from, or would not have occurred but for, the failure of any Non-U.S. Purchaser or Agent to deliver the forms described in this paragraph (vi) (it being understood that the Non-U.S. Purchaser or Agent shall not have failed to comply with the provisions of paragraph (vi) if it is legally unable to deliver the forms described therein); for any period with respect to which the Non-U.S. Purchaser or Agent have failed to provide the relevant Sellers with (A) a complete and properly executed Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Indemnified Party is entitled to benefits under an income tax treaty to which the United States is a party which reduces to zero the rate of withholding tax on payments due under this Agreement or certifying that the income receivable pursuant to this Agreement or any of the other Transaction Documents is effectively connected with the conduct of a trade or business in the United States, (B) a complete and properly executed Internal Revenue Service Form W-9, or any successor form prescribed by the Internal Revenue Service, (C) any other complete and properly executed form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Tax Code), certifying that such Indemnified Party is entitled to a complete exemption from tax on payments pursuant to this Agreement or any of the other Transaction Documents, (D) a complete and properly executed Internal Revenue Service Form W-8IMY and any related documents required in conjunction with such W-8IMY, (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided); provided, however, that should an Indemnified Party, which is
           --------  -------
otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Seller shall take such steps as the Indemnified Party shall reasonably request to assist such Indemnified Party in recovering such Taxes. A Seller shall be required to pay any Taxes or Other Taxes resulting from a change in law (or interpretation thereof) that becomes effective after the date hereof. Upon becoming aware of a change in law (or interpretation) each Party hereto will use its best effort, to provide the other party with notice of such change.

               (vii) Any Indemnified Party claiming any indemnity payment or additional amounts payable pursuant to this Section 10.1(d) shall use reasonable
                                            ---------------
efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by a Seller or to change the jurisdiction of its applicable lending office or administrative office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amounts that may thereafter accrue and would not, in the good faith determination of such Indemnified Party, be otherwise disadvantageous to such Indemnified Party.

               (viii) Nothing contained in this Section 10.1(d) shall require an
                                                ---------------
Indemnified Party to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).

               (ix) If any Indemnified Party receiving an indemnification payment hereunder with respect to Taxes or Other Taxes or liabilities arising therefrom shall subsequently receive a refund from any taxing authority which is specifically attributable to such indemnification payment, such Person shall promptly pay such refund to the applicable Seller.

     Section 10.2 Increased Cost and Reduced Return. If after the date hereof,
                  ---------------------------------
any Funding Source shall be charged any fee, expense or increased cost, on such Funding Source's return shall be reduced, on account of the adoption of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy) or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, or any change in GAAP (a "Regulatory Change"): (i) that subjects any Funding Source to any charge or withholding on or with respect to any Funding Agreement or a Funding Source's obligations under a Funding Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Funding Source of any amounts payable under any Funding Agreement (except for changes in the rate of tax on the overall net income of a Funding Source or taxes excluded by Section 10.1) or (ii) that imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of a Funding Source, or credit extended by a Funding Source pursuant to a Funding Agreement or (iii) that imposes or results in any other condition the result of which is to increase the cost to a Funding Source of performing its obligations under a Funding Agreement, or to reduce the rate of return on a Funding Source's capital as a consequence of its obligations under a Funding Agreement, or to reduce the amount of any sum received or receivable by a Funding Source under a Funding Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, such Funding Source shall notify the Agents and the Seller within 180 days of its determination of any such fee, expense, increased cost or reduced return and, upon written demand by the applicable Co-Agent setting forth in reasonable detail the basis for and computation of the amount of such claim (which written demand and computation shall, absent manifest error, be conclusive and binding), Seller shall pay to such Co-Agent, for the benefit of the relevant Funding Source, such amounts charged to such Funding Source or such amounts to otherwise compensate such Funding Source for such increased cost or such reduction.

     Section 10.3 Other Costs and Expenses. Seller shall pay to the Agents and
                  ------------------------
Conduits on demand all costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, the cost of Conduit's or Agent's auditors auditing the books, records and procedures of Seller, reasonable fees and out-of-pocket expenses of legal counsel for Conduits and the Agents with respect thereto and with respect to advising Conduits and the Agents as to their respective rights and remedies under this Agreement. Seller shall pay to the Agents on demand any and all costs and expenses of the Agents and the Purchasers, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Amortization Event.

                                   ARTICLE XI.

                                   THE AGENTS

     Section 11.1 Appointment.
                  -----------

          (a) Each Purchaser and Co-Agent hereby irrevocably designates and appoints Wachovia Bank, National Association as Collateral Agent hereunder, and authorizes the Collateral Agent to take such action on its behalf under the provisions of the Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of the Transaction Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser or Co-Agent, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Collateral Agent shall be read into this Agreement or otherwise exist against the Collateral Agent.

          (b) Each of Blue Ridge and the Blue Ridge Liquidity Banks hereby irrevocably designates and appoints Wachovia Bank, National Association as its Co-Agent hereunder, and authorizes such Co-Agent to take such action on its behalf under the provisions of this Agreement, the Blue Ridge Fee Letter and the Blue Ridge Liquidity Agreement and to exercise such powers and perform such duties as are expressly delegated to such Co-Agent by the terms of this Agreement, if any, together with such other powers as are reasonably incidental thereto. Each of Blue Keel and the Blue Keel Liquidity Banks hereby irrevocably designates and appoints FSI as its Co-Agent hereunder, and authorizes such Co-Agent to take such action on its behalf under the provisions of this Agreement, the Blue Keel Fee Letter and the Blue Keel Liquidity Agreement and to exercise such powers and perform such duties as are expressly delegated to such Co-Agent by the terms of this Agreement, if any, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Fee Letters or the Liquidity Agreements, no Co-Agent shall have any duties or responsibilities, except those expressly set forth herein , or any fiduciary relationship with any Purchaser, Liquidity Bank or other Agent, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Co-Agent shall be read into this Agreement, the Fee Letters or the Liquidity Agreements or otherwise exist against such Co-Agent.

          (c) The provisions of this Article XI are solely for the benefit of the Agents and the Purchasers, and neither of the Seller Parties shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article XI, except that this
Article XI shall not affect any obligations which any Agent or any Purchaser may have to either of the Seller Parties under the other provisions of this Agreement. Furthermore, no Purchaser or Liquidity Bank shall have any rights as a third-party beneficiary or otherwise under any of the provisions hereof in respect of a Co-Agent which is not the Co-Agent for such Person.

          (d) In performing its functions and duties hereunder, the Collateral Agent shall act solely as the agent of the Purchasers and the Co-Agents and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for either of the Seller Parties or any of their respective successors and assigns. In performing its functions and duties hereunder, each Co-Agent shall act solely as the agent of its respective Conduit and its respective Liquidity Bank(s), and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for either of the Seller Parties, any other Purchaser, Liquidity Bank or Agent, or any of their respective successors and assigns.

     Section 11.2 Delegation of Duties. Each Agent may execute any of its duties
                  --------------------
under the applicable Transaction Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

     Section 11.3 Exculpatory Provisions. No Agent nor any of its directors,
                  ----------------------
officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them or any Person described in Section 11.2 under or in connection with the Transaction Documents (except for its, their or such Person's own bad faith, gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Purchasers or other agents for any recitals, statements, representations or warranties made by the Seller contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of either of the Seller Parties to perform its respective obligations hereunder, or for the satisfaction of any condition specified in Article V, except receipt of items required to be delivered to such Agent. No Agent shall be under any obligation to any Purchaser, Liquidity Bank or other Agent to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Seller Parties. This Section 11.3 is intended solely to govern the relationship between each Agent, on the one hand, and the Purchasers and their respective Liquidity Banks, on the other.

     Section 11.4 Reliance by Agents.
                  ------------------

          (a) Each Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Seller Parties), independent accountants and other experts selected by such Agent. Each Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of (i) in the case of the Collateral Agent, each of the Co-Agents (except where another provision of this Agreement specifically authorizes the Collateral Agent to take action based on the instructions of either of the Co-Agents) or (ii) in the case of a Co-Agent, such of its Purchasers and Liquidity Banks, as it shall determine to be appropriate under the relevant circumstances, or it shall first be indemnified to its satisfaction by its Constituent Liquidity Banks against any and all liability, cost and expense which may be incurred by it by reason of taking or continuing to take any such action.

          (b) Any action taken by the Collateral Agent in accordance with
Section 11.4(a) shall be binding upon all Purchasers and Agents.

          (c) Each Co-Agent shall determine with its Conduit and, as applicable, its Liquidity Banks, the number of such Persons which shall be required to request or direct such Co-Agent to take action, or refrain from taking action, under this Agreement on behalf of such Persons and whether any consent of the rating agencies who rate such Conduit's Commercial Paper is required (such Persons and, if applicable, rating agencies, a "Voting Block"). Such Co-Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of its appropriate Voting Block, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of such Co-Agent's Constituents.

          (d) Unless otherwise advised in writing by a Co-Agent or by any Purchaser or Liquidity Bank on whose behalf such Co-Agent is purportedly acting, each party to this Agreement may assume that (i) such Co-Agent is acting for the benefit of each of its Constituent Purchasers and, as applicable, Liquidity Banks, as well as for the benefit of each permitted assignee from any such Person, and (ii) each action taken by such Co-Agent has been duly authorized and approved by all necessary action on the part of its Voting Block. Each Conduit (or its Liquidity Banks) shall have the right to designate a new Co-Agent (which may be itself) to act on its behalf and on behalf of its assignees and transferees for purposes of this Agreement by giving to the Agents and the Seller Parties written notice thereof signed by such Purchaser(s) and the newly designated Co-Agent. Such notice shall be effective when receipt thereof is acknowledged by the retiring Co-Agent and the Seller Parties, which acknowledgments shall not be withheld or unreasonably delayed, and thereafter the party named as such therein shall be Co-Agent for such Purchasers under this Agreement. Each Co-Agent and its Purchasers and Liquidity Banks shall agree amongst themselves as to the circumstances and procedures for removal and resignation of such Co-Agent.

     Section 11.5 Notice of Amortization Events. No Agent shall be deemed to
                  -----------------------------
have knowledge or notice of the occurrence of any Amortization Event or Potential Amortization Event unless such Agent has received notice from another Agent, a Purchaser, a Liquidity Bank or a Seller Party referring to this Agreement, stating that an Amortization Event or Potential Amortization Event has occurred hereunder and describing such Amortization Event or Potential Amortization Event. In the event that any of the Agents receives such a notice, it shall promptly give notice thereof to the other Agents for distribution, in the case of a Co-Agent, to the members of its Group. The Collateral Agent shall take such action with respect to such

Amortization Event or Potential Amortization Event as shall be directed by either of the Co-Agents.

     Section 11.6 Non-Reliance on Agents and Other Purchasers. Each of the
                  -------------------------------------------
Purchasers expressly acknowledges that no Agent, nor any of such Agent's officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any Agent hereafter taken, including, without limitation, any review of the affairs of the Seller Parties, shall be deemed to constitute any representation or warranty by such Agent. Each of the Purchasers also represents and warrants to the Agents and the other Purchasers that it has, independently and without reliance upon any such Person (or any of their Affiliates) and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller Parties and made its own decision to enter into this Agreement. Each of the Purchasers also represents that it will, independently and without reliance upon any Agent or any other Liquidity Bank or Purchaser, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, prospects, financial and other condition and creditworthiness of the Seller Parties. None of the Agents or the Purchasers, nor any of their respective Affiliates, shall have any duty or responsibility to provide any party to this Agreement with any credit or other information concerning the business, operations, property, prospects, financial and other condition or creditworthiness of the Seller Parties which may come into the possession of such Person or any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates, except that each of the Co-Agents shall promptly distribute to its related Conduit (and, as applicable, its Liquidity Banks), copies of financial and other information expressly provided to such Co-Agent by either of the Seller Parties pursuant to this Agreement for distribution to the Agents and/or Purchasers.

     Section 11.7 Indemnification of Agents.
                  -------------------------

          (a) Each Liquidity Bank agrees to indemnify the Collateral Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller Parties and without limiting the obligation of the Seller Parties to do so), ratably in accordance with their respective Percentages or Invested Amount, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for the Collateral Agent or such Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Collateral Agent in its capacity as Collateral Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Collateral Agent or such Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or the execution, delivery or performance of this Agreement or any other document furnished in connection herewith (but excluding any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the bad faith, gross negligence or willful misconduct of the Collateral Agent or such Person).

          (b) Each Liquidity Bank agrees to indemnify its Co-Agent and such Co-Agent's officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller and without limiting the obligation of the Seller to do so), ratably in accordance with their respective Percentages or Invested Amount, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Co-Agent or such Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Co-Agent in its capacity as Co-Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against such Co-Agent or such Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or the execution, delivery or performance of this Agreement or any other document furnished in connection herewith (but excluding any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the bad faith, gross negligence or willful misconduct of such Co-Agent or such Person).

     Section 11.8 Agents in their Individual Capacities. Each of the Agents in
                  -------------------------------------
its individual capacity and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Seller Parties and any Obligor and their respective Affiliates as though such Agent were not an Agent hereunder. With respect to its Invested Amount, if any, pursuant to this Agreement, each Agent shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not an Agent, and the terms "Purchaser" and "Purchasers" shall include each of the Agents in their individual capacities.

     Section 11.9 Successor Collateral Agent. The Collateral Agent, upon five
                  --------------------------
(5) days' notice to the Seller Parties, the Purchasers and the Co-Agents, may voluntarily resign and may be removed at any time, with or without cause, by both Co-Agents, whereupon FSI shall become the successor Collateral Agent; provided, however, that Wachovia shall not voluntarily resign as the Collateral Agent so long as any of the Blue Ridge Liquidity Banks' respective Commitments remain in effect or Blue Ridge has any outstanding Receivable Interests hereunder. Upon resignation or replacement of any Collateral Agent in accordance with this Section 11.9, the retiring Collateral Agent shall execute such UCC-3 assignments and amendments, and assignments and amendments of the Transaction Documents, as may be necessary to give effect to its replacement by a successor Collateral Agent. After any retiring Collateral Agent's resignation hereunder as Collateral Agent, the provisions of this Article XI and Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement.

     Section 11.10 Agents' Conflict Waivers.
                   ------------------------

          (a) Wachovia acts, or may in the future act, (i) as administrative agent for Blue Ridge, (ii) as issuing and paying agent for Blue Ridge's Commercial Paper Notes, (iii) to provide credit or liquidity enhancement for the timely payment for Blue Ridge's Commercial Paper Notes and (iv) to provide other services from time to time for Blue Ridge (collectively, the "Wachovia Roles"). Without limiting the generality of Sections 11.1 and 11.8, each Agent, Purchaser and Liquidity Bank hereby acknowledges and consents to any and all Wachovia Roles and agrees that in connection with any Wachovia Role, Wachovia may take, or refrain from taking, any action which it, in its discretion, deems appropriate, including, without limitation, in its role as administrative agent for Blue Ridge, the giving of notice to Blue Ridge's Liquidity Banks of a mandatory purchase pursuant to Blue Ridge's Liquidity Agreement, and hereby acknowledges that neither Wachovia nor any of its Affiliates has any fiduciary duties hereunder to any Purchaser (other than Blue Ridge) or to any of Blue Ridge's Liquidity Banks arising out of any Wachovia Roles.

          (b) Fleet and/or FSI acts, or may in the future act, (i) as administrative agent for Blue Keel, (ii) as issuing and paying agent for Blue Keel's Commercial Paper, (iii) to provide credit or liquidity enhancement for the timely payment for Blue Keel's Commercial Paper and (iv) to provide other services from time to time for Blue Keel (collectively, the "Fleet Roles"). Without limiting the generality of Sections 11.1 and 11.8, each of the Agents and the Purchasers hereby acknowledges and consents to any and all Fleet Roles and agrees that in connection with any Fleet Role, Fleet and/or FSI may take, or refrain from taking, any action which it, in its discretion, deems appropriate, including, without limitation, in its role as administrative agent for Blue Keel, the giving of notice to Blue Keel's Liquidity Banks of a mandatory purchase pursuant to Blue Keel's Liquidity Agreement, and hereby acknowledges that neither Fleet nor any of its Affiliates has any fiduciary duties hereunder to any Purchaser or to any of Blue Keel's Liquidity Banks arising out of any Fleet Roles.

     Section 11.11 UCC Filings. Each of the Secured Parties hereby expressly
                   -----------
recognizes and agrees that the Collateral Agent may be listed as the assignee or secured party of record on the various UCC filings required to be made under the Transaction Documents in order to perfect their respective interests in the Collateral, that such listing shall be for administrative convenience only in creating a record or nominee holder to take certain actions hereunder on behalf of the Secured Parties and that such listing will not affect in any way the status of the Secured Parties as the true parties in interest with respect to the Receivable, Collections, and Related Security. In addition, such listing shall impose no duties on the Collateral Agent other than those expressly and specifically undertaken in accordance with this Article XI.

                                  ARTICLE XII.

                           ASSIGNMENTS; PARTICIPATIONS

     Section 12.1 Assignments.
                  -----------

          (a) Subject to the provisions of Section 12.3, each of the parties
                                           ------------
hereto hereby agrees and consents to the complete or partial assignment by a Conduit of all or any portion of its rights under, interest in, title to and obligations under this Agreement to such Conduit's Liquidity Banks pursuant to its Liquidity Agreement or to any other Person that (a) is organized under the laws of the United States of America, one of the states thereof or the District of Columbia and prior to the effectiveness of the applicable Assignment
            ---
Agreement deliver to Seller an officer's certificate stating that such Person is a "U.S. person" within the meaning of Section 7701(a)(30) of the Tax Code, or
(b) prior to the effectiveness of the applicable Assignment Agreement delivers to Seller two (2) duly originals of a completed and executed Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Person is entitled to benefits under an income tax treaty to which the United States is a party which reduces to zero the rate of withholding tax on payments due under this Agreement or certifying that the income receivable pursuant to this Agreement or any of the other Transaction Documents is effectively connected with the conduct of a trade or business in the United States, and upon such assignment, such Conduit shall be released from its obligations so assigned. Further, each of the parties hereto hereby agrees that any assignee of a Conduit of this Agreement or all or any of the Receivable Interests of such Conduit shall have all of the rights and benefits under this Agreement as if the term "Conduit" explicitly referred to such party, and no such assignment shall in any way impair the rights and benefits of such Conduit hereunder. Neither Seller nor the Servicer shall have the right to assign its rights or obligations under this Agreement; provided, however, that if the servicer is a Subsidiary directly or indirectly wholly owned by the Parent, the Servicer may merge with another Subsidiary (other than the Seller) directly or indirectly wholly owned by the Parent, so long as the surviving entity of such merger expressly assumes the obligations of Servicer hereunder and the Performance Guarantor confirms that the guaranty under the Performance Undertaking covers the obligations of such surviving entity as Servicer.

          (b) Subject to the provisions of Section 12.3, any Liquidity Bank may
                                           ------------
at any time and from time to time assign to one or more Persons ("Purchasing Liquidity Banks") all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement, substantially in the form set forth in Exhibit VI hereto (the "Assignment Agreement"), and an assignment pursuant to the applicable Liquidity Agreement executed by such Purchasing Liquidity Bank and such selling Liquidity Bank. The consent of the applicable Conduit shall be required prior to the effectiveness of any such assignment. Each assignee of a Liquidity Bank must (i) have a short-term debt rating of A-1 or better by Standard & Poor's Ratings Group and P-1 by Moody's Investor Service, Inc., (ii) agree to deliver to the applicable Co-Agent, promptly following any request therefor by such Co-Agent or its Conduit, an enforceability opinion in form and substance satisfactory to such Co-Agent and Conduit, and (iii) either (A) be organized under the laws of the United States of America, one of the states thereof or the District of Columbia and, prior to
                                                                  ---
the effectiveness of the applicable Assignment Agreement, deliver to Seller an officer's certificate stating that such assignee is a "U.S. person" within the meaning of Section 7701(a)(30) of the Tax Code, or (B) prior to the
                                                --
effectiveness of the applicable Assignment Agreement deliver to Seller two (2) duly originals of a completed and executed Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such assignee is entitled to benefits under an income tax treaty to which the United States is a party which reduces to zero the rate of withholding tax on payments due under this Agreement or certifying that the income receivable pursuant to this Agreement or any of the other Transaction Documents is effectively connected with the conduct of a trade or business in the United States. Upon delivery of the executed Assignment Agreement, and an assignment pursuant to the applicable Liquidity Agreement to such Co-Agent, such selling Liquidity Bank shall be released from its obligations hereunder and under the applicable Liquidity Agreement to the extent of such assignment. Thereafter the Purchasing Liquidity Bank shall for all purposes be a Liquidity Bank party to this Agreement and shall have all the rights and obligations of a Liquidity Bank under this Agreement and the applicable Liquidity Agreement to the same extent as if it were an original party hereto and thereto, and no further consent or action by Seller, the Purchasers or the Agents shall be required.

     Section 12.2 Participations. Subject to the provisions of Section 12.3, any
                  --------------                               ------------
Liquidity Bank may, in the ordinary course of its business, and subject to the terms of the applicable Liquidity Agreement, at any time sell to one or more Persons that (a) are organized under the laws of the United States of America, one of the states thereof or the District of Columbia and prior to the
                                                      ---
effectiveness of the applicable Assignment Agreement deliver to Seller an officer's certificate stating that such Person is a "U.S. person" within the meaning of Section 7701(a)(30) of the Tax Code, or (b) prior to the effectiveness of the applicable Assignment Agreement deliver to Seller two (2) duly originals of a completed and executed Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Person is entitled to benefits under an income tax treaty to which the United States is a party which reduces to zero the rate of withholding tax on payments due under this Agreement or certifying that the income receivable pursuant to this Agreement or any of the other Transaction Documents is effectively connected with the conduct of a trade or business in the United States (each such Person, a "Participant") participating interests in its Ratable Share of the Commitments and Receivable Interests of the Liquidity Banks in its Group. Notwithstanding any such sale by a Liquidity Bank of a participating interest to a Participant, such Liquidity Bank's rights and obligations under this Agreement shall remain unchanged, such Liquidity Bank shall remain solely responsible for the performance of its obligations hereunder, and each of the parties hereto shall continue to deal solely and directly with such Liquidity Bank in connection with such Liquidity Bank's rights and obligations under this Agreement. Each Liquidity Bank agrees that any agreement between such Liquidity Bank and any such Participant in respect of such participating interest shall not restrict such Liquidity Bank's right to agree to any amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification described in
Section 13.1(b)(i).

     Section 12.3 Limitation on Assignments and Participations. Neither the
                  --------------------------------------------
Purchasers nor the Seller shall allow any Receivable Interests or any participating interest therein to become (i) traded on an established securities market (as defined in U.S. Department of Treasury (the "Treasury") regulations
                                                        --------
section 1.7704-1(b) or (ii) readily tradable on a secondary market or the substantial equivalent thereof (as defined in Treasury regulations section 1.7704-1(c)). In addition, neither the Receivable Interests nor any participating interest therein may be issued or sold in a transaction or transactions that are required to be registered under the Securities Act of 1933 (15 U.S.C. 77a et seq.). Any assignment or transfer of the Receivable Interests or any participating interest therein in violation of the foregoing restrictions will be void.

                                  ARTICLE XIII.

                                  MISCELLANEOUS

     Section 13.1 Waivers and Amendments.
                  ----------------------

          (a) No failure or delay on the part of any Agent or any Purchaser in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

          (b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this
Section 13.1(b). Each of the Conduits, Seller and the Agents may enter into written modifications or waivers of any provisions of this Agreement, provided, however, that no such modification or waiver shall:

               (i) without the consent of each affected Purchaser, (A) extend the Scheduled Termination Date or the date of any payment or deposit of Collections by Seller or the Servicer, (B) reduce the rate or extend the time of payment of Yield or any CP Costs (or any component of Yield or CP Costs), (C) reduce any fee payable to the Collateral Agent for the benefit of the Purchasers, (D) except pursuant to Article XII hereof, change the amount of the Invested Amount of any Purchaser, any Liquidity Bank's Pro Rata Share (except pursuant to Sections 13.1 or 13.5) or any Liquidity Bank's Commitment, (E) increase the obligation of any Conduit, (F) amend, modify or waive any provision of the definition of this Section 13.1(b) or Section 12.1(a), 13.6 or 13.14, (G) consent to or permit the assignment or transfer by Seller of any of its rights and obligations under this Agreement, (H) change the definition of "Accrual Period," "Eligible Receivable," "Loss Reserve," "Default Ratio," "Delinquency Ratio," "Dilution Reserve," "Dilution Ratio," "Required Reserve," "Required Reserve Factor Floor," "Servicing Reserve," "Settlement Date," "Settlement Period" or "Yield Reserve" or (I) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses
(A) through (H) above in a manner that would circumvent the intention of the restrictions set forth in such clauses; or

               (ii) without the written consent of the then Agent, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of such Agent.

Notwithstanding the foregoing, (i) without the consent of the Liquidity Banks, but with the consent of Seller, the Collateral Agent may amend this Agreement solely to add additional Persons as Liquidity Banks hereunder and (ii) the Agents and Conduits may enter into amendments to modify any of the terms or provisions of Article XI, Article XII, Section 13.13 or any other provision of this Agreement without the consent of Seller, provided that such amendment has no negative impact upon Seller. Any modification or waiver made in accordance with this Section 13.1 shall apply to each of the Purchasers equally and shall be binding upon Seller, the Purchasers and the Agents.

     Section 13.2 Notices. Except as provided in this Section 13.2, all
                  -------
communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (i) if given by telecopy, upon the receipt thereof, (ii) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (iii) if given by any other means, when received at the address specified in this
Section 13.2. Seller
hereby authorizes the Collateral Agent to effect purchases and Tranche Period and Discount Rate selections based on telephonic notices made by any Person whom the Collateral Agent in good faith believes to be acting on behalf of Seller. Seller agrees to deliver promptly to the Collateral Agent a written confirmation of each telephonic notice signed by an authorized officer of Seller; provided, however, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs from the action taken by the Collateral Agent, the records of the Collateral Agent shall govern absent manifest error.

     Section 13.3 Ratable Payments. If any Purchaser, whether by setoff or
                  ----------------
otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Purchaser (other than payments received pursuant to Section 10.2 or 10.3) in a greater proportion than that received by any other Purchaser entitled to receive a ratable share of such Aggregate Unpaids, such Purchaser agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Aggregate Unpaids held by the other Purchasers so that after such purchase each Purchaser will hold its ratable proportion of such Aggregate Unpaids; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

     Section 13.4 Protection of Ownership Interests of the Purchasers.
                  ---------------------------------------------------

          (a) Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that the Collateral Agent may request, to perfect, protect or more fully evidence the Receivable Interests, or to enable the Collateral Agent or the Purchasers to exercise and enforce their rights and remedies hereunder. At any time after the occurrence of an Amortization Event, the Collateral Agent may, or the Collateral Agent may direct Seller or the Servicer to, notify the Obligors of Receivables, at Seller's expense, of the ownership or security interests of the Purchasers under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Collateral Agent or its designee. Seller or the Servicer (as applicable) shall, at any Purchaser's request, withhold the identity of such Purchaser in any such notification.

          (b) If any Seller Party fails to perform any of its obligations hereunder, the Collateral Agent or any Purchaser may (but shall not be required to) perform, or cause performance of, such obligations, and the Collateral Agent's or such Purchaser's costs and expenses incurred in connection therewith shall be payable by Seller as provided in Section 10.3. Each Seller Party irrevocably authorizes the Collateral Agent at any time and from time to time in the sole discretion of the Collateral Agent, and appoints the Collateral Agent as its attorney-in-fact, to act on behalf of such Seller Party (i) to execute on behalf of Seller as debtor and to file (or to file without Seller's signature to the extent permitted by applicable law) financing statements necessary or desirable in the Collateral Agent's sole discretion to perfect and to maintain the perfection and priority of the interest of the Purchasers in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Collateral Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Purchasers in the Receivables. This appointment is coupled with an interest and is irrevocable.

     Section 13.5 Confidentiality.
                  ---------------

          (a) Each Seller Party, Agent and Purchaser shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential or proprietary information with respect to the Agents and Conduits and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that such Seller Party, Agent or Purchaser and its officers and employees may disclose such information to its external accountants and attorneys, its rating agencies, to the banks from time to time party to the Parent Credit Agreement, in connection with the enforcement hereof, and as required by any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law), including disclosure in its required filings with the Securities and Exchange Commission.

          (b) Anything herein to the contrary notwithstanding, each Seller Party hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Agents or the Purchasers by each other, (ii) by the Agents or the Purchasers to any prospective or actual assignee or participant of any of them and (iii) by each of the Co-Agents to any rating agency, Commercial Paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to its Conduit or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which such Co-Agent acts as the administrative agent and to any officers, directors, members, direct or indirect owners, employees, outside accountants and attorneys of any of the foregoing, provided that each such Person is informed of the confidential nature of such information. In addition, the Purchasers and the Agents may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law) or in connection with the enforcement hereof.

     Section 13.6 Bankruptcy Petition. Each of Seller, the Servicer, the Agents
                  -------------------
and the other Purchasers hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding indebtedness of a Conduit, it will not institute against, or join any other Person in instituting against, such Conduit any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States. This
Section 13.6 shall survive termination of this Agreement.

     Section 13.7 Limitation of Liability. Except with respect to any claim
                  -----------------------
arising out of the willful misconduct or gross negligence of any Agent or any Purchaser, no claim may be made by any Seller Party or any other Person against any Agent or Purchaser or their respective Affiliates, directors, members, direct or indirect owners, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Seller

Party hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

     Section 13.8 CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED
                  -------------
IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF OTHER THAN SECTION 5-1401 ET SEQ. OF THE GENERAL OBLIGATIONS LAW AND EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE RECEIVABLE INTERESTS OR ANY SECURITY INTEREST GRANTED HEREIN IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

     Section 13.9 CONSENT TO JURISDICTION. EACH SELLER PARTY HEREBY IRREVOCABLY
                  -----------------------
SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN NEW YORK, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT AND EACH SELLER PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF ANY AGENT OR ANY PURCHASER TO BRING PROCEEDINGS AGAINST ANY SELLER PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY SELLER PARTY AGAINST ANY AGENT OR ANY PURCHASER OR ANY AFFILIATE OF ANY AGENT OR ANY PURCHASER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH SELLER PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

     Section 13.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL
                   --------------------
BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY SELLER PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

     Section 13.11 Integration; Binding Effect; Survival of Terms.
                   ----------------------------------------------

          (a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

          (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Seller Party pursuant to Article V, (ii) the indemnification and payment provisions of
Article X, and (iii) Sections 13.5, 13.6 and 13.14 shall be continuing and shall survive any termination of this Agreement.

     Section 13.12 Counterparts; Severability; Section References. This
                   ----------------------------------------------
Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to "Article," "Section," "Schedule" or "Exhibit" shall mean articles and sections of, and schedules and exhibits to, this Agreement.

     Section 13.13 Characterization.
                   ----------------

          (a) It is the intention of the parties hereto that each purchase hereunder shall constitute and be treated as an absolute and irrevocable sale, which purchase shall provide the applicable Purchaser with the full benefits of ownership of the applicable Receivable Interest. Except as specifically provided in this Agreement, each sale of a Receivable Interest hereunder is made without recourse to Seller; provided, however, that (i) Seller shall be liable to each Purchaser and the Collateral Agent for all representations, warranties, covenants and indemnities made by Seller pursuant to the terms of this Agreement, and (ii) such sale does not constitute and is not intended to result in an assumption by any Purchaser or any Agent or any assignee thereof of any obligation of Seller or any Originator or any other Person arising in connection with the Receivables, the Related Security, or the related Contracts, or any other obligations of Seller or any Originator.

          (b) In addition to any ownership interest which the Collateral Agent may from time to time acquire pursuant hereto, Seller hereby grants to the Collateral Agent for the ratable benefit of the Purchasers a valid and perfected security interest in all of Seller's right, title and interest in, to and under all Receivables now existing or hereafter arising, the Collections, each Lock-Box, each Collection Account, all Related Security, all other rights and payments relating to such Receivables, and all proceeds of any thereof prior to all other liens on and security interests therein to secure the prompt and complete payment of the Aggregate Unpaids. The Collateral Agent and the Purchasers shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

          (c) The Seller and Purchasers hereby agree to treat the Purchaser Receivables Interests as debt instruments for purposes of United States federal and state income tax or state franchise tax to the extent permitted by applicable law.

     Section 13.14 Nonrecourse Nature of Transactions. Each of the parties
                   ----------------------------------
hereto hereby acknowledges and agrees that all transactions with the Conduits hereunder shall be without recourse of any kind to such Conduit. Each Conduit shall have no obligation to pay any amounts owing hereunder unless and until such Conduit has received such amounts pursuant to the Receivable Interests or the Liquidity Agreement. In addition, each party agrees that each Conduit shall have no obligation to pay any party, any amounts constituting fees, a reimbursement for expenses or indemnities, (collectively, "Expense Claims") and such Expense Claims shall not constitute a claim against such Conduit (as defined in Section 101 of Title 11 of the United States Bankruptcy Code), unless or until such Conduit has received amounts sufficient to pay such Expense Claims pursuant to the Receivable Interests or the Liquidity Agreement and such amounts are not required to pay the commercial paper of such Conduit. This provision shall survive termination of the Agreement.

     Section 13.15 U.S. Persons. Each of the Agents and Purchasers who is a
                   ------------
party to this Agreement as of the date hereof hereby certifies to the Seller Parties that it is organized under the laws of the United States of America, one of the states thereof or the District of Columbia.

                            [SIGNATURE PAGES FOLLOW]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

O&M Funding Corp., as Seller


By:
   -----------------------------------
Name:
Title:
Address:


OWENS & MINOR MEDICAL, INC., as Servicer


By:
   -----------------------------------
Name:
Title:
Address:

BLUE KEEL FUNDING, L.L.C.


By:
   -----------------------------------
Name:
Title:
Address:


FLEET NATIONAL BANK, individually


By:
   -----------------------------------
Name:
Title:
Address:


FLEET SECURITIES, INC., as Blue Keel Agent


By:
   -----------------------------------
Name:
Title:
Address:

BLUE RIDGE ASSET FUNDING CORPORATION

By:  Wachovia Bank, National Association, Attorney-in Fact


By:
   -----------------------------------
Name:
Title:
Address:


WACHOVIA BANK, NATIONAL ASSOCIATION, INDIVIDUALLY, as Blue Ridge Agent and as Collateral Agent


By:
   -----------------------------------
Name:
Title:
Address:

                                    EXHIBIT I

                                   DEFINITIONS

          As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Accrual Period" means each calendar month, provided that the initial Accrual Period hereunder means the period from (and including) the date of the initial purchase hereunder to (and including) the last day of the calendar month thereafter.

          "Adjusted Dilution Ratio" means, at any time, the rolling average of the Dilution Ratio for the twelve (12) Calculation Periods then most recently ended.

          "Adverse Claim" means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person's assets or properties in favor of any other Person.

          "Affected Liquidity Bank" has the meaning specified in Section
12.1(c).

          "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

          "Agents" has the meaning set forth in the preamble to this Agreement.

          "Aggregate Invested Amount" means, on any date of determination, the aggregate amount of the Invested Amount of all Receivable Interests outstanding on such date.

          "Aggregate Changes" means the aggregate amount of changes to the Aggregated Invested Amount.

          "Aggregate Reduction" has the meaning specified in Section 1.3.

          "Aggregate Unpaids" means, at any time, an amount equal to the sum of the Aggregate Invested Amount and all unpaid Obligations (whether due or accrued) at such time.

          "Agreement" means this Receivables Purchase Agreement, as it may be amended or modified and in effect from time to time.

          "Amortization Date" means the earliest to occur of (i) the day on which any of the conditions precedent set forth in Section 6.2 are not satisfied, (ii) the Business Day immediately prior to the occurrence of an Amortization Event set forth in
Section 9.1(d)(ii), (iii) the Business Day specified in a written notice from any Agent following the occurrence of any other Amortization Event, (iv) the date which is 30 days after the Co-Agents' receipt of written notice from Seller that it wishes to terminate the facility evidenced by this Agreement, and (v) the Scheduled Termination Date.

          "Amortization Event" has the meaning specified in Article IX.

          "Assignment Agreement" has the meaning set forth in Section 12.1(b).

          "Authorized Officer" means, with respect to any Person, its president, corporate controller, treasurer or chief financial officer.

          "Blue Keel" has the meaning provided in the preamble of this Agreement.

          "Blue Keel Agent" has the meaning provided in the preamble of this Agreement.

          "Blue Keel Allocation Limit" has the meaning set forth in Section 1.1(a).

          "Blue Keel Fee Letter" means that certain Blue Keel Fee Letter dated as of the date hereof by and among Seller, Blue Keel and the Blue Keel Agent.

          "Blue Keel Liquidity Agreement" means the Liquidity Agreement dated as of the date hereof among Blue Keel, the Blue Keel Agent, and the Blue Keel Liquidity Banks from time to time party thereto, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

          "Blue Ridge" has the meaning specified in the preamble to this Agreement.

          "Blue Ridge Allocation Limit" has the meaning set forth in Section 1.1(a).

          "Blue Ridge Fee Letter" means that certain Blue Ridge Fee Letter dated as of the date hereof by and among Seller, Blue Ridge and the Blue Ridge Agent.

          "Blue Ridge Liquidity Agreement" means the Liquidity Asset Purchase Agreement dated as of the date hereof among Blue Ridge, the Blue Ridge Agent, and the Blue Ridge Liquidity Banks from time to time party thereto, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

          "Broken Funding Costs" means for any Receivable Interest which: (i) has its Invested Amount reduced on a day other than a Settlement Date and in any event without compliance by Seller with the notice requirements hereunder, (ii) has its Invested Amount reduced on a Settlement Date in an amount in excess of 33% of the Invested Amount as of the end of the prior month, (iii) does not become subject to an Aggregate Reduction following the delivery of any Reduction Notice, or (iv) is assigned under Article XII or terminated prior to the date on which it was originally scheduled to end; an amount equal to the excess, if any, of (A) the CP Costs or Yield (as applicable) that would have accrued during the remainder of the Tranche Periods or the tranche periods based on the actual maturity for Commercial Paper determined by the related Co-Agent to relate to such Receivable Interest (as applicable) subsequent to the date of such reduction, assignment or termination (or in respect of clause (ii) above, the date such Aggregate Reduction was designated to occur pursuant to the Reduction Notice) of the Invested Amount of such Receivable Interest if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (B) the sum of
(x) to the extent all or a portion of such Invested Amount is allocated to another Receivable Interest, the amount of CP Costs or Yield actually accrued during the remainder of such period on such Invested Amount for the new Receivable Interest, and (y) to the extent such Invested Amount is not allocated to another Receivable Interest, the income, if any, actually received during the remainder of such period by the holder of such Receivable Interest from investing the portion of such Invested Amount not so allocated. All Broken Funding Costs, or any component thereof, shall be due and payable hereunder upon demand.

          "Business Day" means any day on which banks are not authorized or required to close in New York, New York, Atlanta, Georgia, Chicago, Illinois, Richmond, Virginia, or Boston, Massachusetts and The Depository Trust Company of New York is open for business, and, if the applicable Business Day relates to any computation or payment to be made with respect to the LIBO Rate, any day on which dealings in dollar deposits are carried on in the London interbank market.

          "Calculation Period" means a calendar month.

          "Change of Control" means (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of Performance Guarantor, or (b) Performance Guarantor ceases to own, directly or indirectly, 100% of the outstanding voting stock of any other Seller Party or any Originator.

          "Co-Agent" has the meaning set forth in the preamble to this Agreement.

          "Collateral Agent" has the meaning set forth in the preamble to this Agreement.

          "Collection Account" means each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited and which is listed on Exhibit IV.

          "Collection Account Agreement" means an agreement in form reasonably acceptable to the Agents and Seller among an Originator, Seller, the Collateral Agent and a Collection Bank with respect to a Collection Account and/or Lock-Box.

          "Collection Bank" means, at any time, any of the banks holding one or more Collection Accounts.

          "Collection Notice" means a notice from the Collateral Agent to a Collection Bank.

          "Collections" means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all yield, Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.

          "Commercial Paper" means promissory notes of a Conduit issued by or on behalf of such Conduit in the commercial paper market.

          "Commitment" means, for each Liquidity Bank, the commitment of such Liquidity Bank to purchase Receivable Interests from (i) Seller and (ii) Conduit, in an amount not to exceed (i) in the aggregate, the amount set forth opposite such Liquidity Bank's name on Schedule A to this Agreement, as such amount may be modified in accordance with the terms hereof (including, without limitation, any termination of Commitments pursuant to Section 13.6 hereof) and
(ii) with respect to any individual purchase hereunder, its Ratable Share of the Purchase Price therefor.

          "Conduit" has the meaning set forth in the preamble to this Agreement.

          "Constituents" means, as to either Co-Agent, the Conduit represented by it as specified in the preamble to this Agreement, and each of such Conduit's Liquidity Banks, and the term "Constituent" when used as an adjective shall have a correlative meaning.

          "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit.

          "Contract" means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.

          "CP Costs" means:

          (a) for Blue Ridge for each day, the sum of (i) (A) discount or yield accrued on Blue Ridge's Pooled Commercial Paper on such day, plus (B) any and all accrued commissions in respect of placement agents and Commercial Paper dealers, and issuing and paying agent fees incurred, in respect of Blue Ridge's Pooled Commercial Paper for such day, plus (C) other costs associated with funding small or odd-lot amounts with respect to all receivable purchase facilities which are funded by Blue Ridge's Pooled Commercial Paper for such day, minus (D) any accrual of income net of expenses received on such day from investment of collections received under all receivable purchase facilities funded substantially with Blue Ridge's Pooled Commercial Paper, minus (E) any payment received on such day by such Conduit net of expenses in respect of Broken Funding Costs related to the prepayment of any Receivable Interest of Blue Ridge pursuant to the terms of any receivable purchase facilities funded substantially with its Pooled Commercial Paper, plus (ii) the Program Fee. In addition to the foregoing costs, if Seller shall request any Incremental Purchase during any period of time determined by the Blue Ridge Agent in its sole discretion to result in incrementally higher CP Costs applicable to such Incremental Purchase, the Invested Amount associated with any such Incremental Purchase shall, during such period, be deemed to be funded by Blue Ridge in a special pool (which may include capital associated with other receivable purchase facilities) for purposes of determining such additional CP Costs applicable only to such special pool and charged each day during such period against such Invested Amount; and

          (b) for Blue Keel, for any Accrual Period (or portion thereof), the discount which may be paid or payable by Blue Keel from time to time as the sum of (i) interest on or otherwise (by means of Hedge Agreements or otherwise) in respect of Commercial Paper issued by, or on behalf of, Blue Keel that are allocated in whole or in part by, or on behalf of Blue Keel to fund or maintain Receivables Interests during such Accrual Period as determined by or on behalf of Blue Keel, plus (ii) interest on such interest since the last Settlement Date, as determined by or on behalf of Blue Keel, plus (iii) the Program Fee, which discount shall reflect and give effect to the commissions of placement agents and dealers in respect of such allocated Commercial Paper and to net payments owed or received by or on behalf of Blue Keel under any Hedge Agreements (provided, however, that if any component of the rates used in calculating the "CP Costs" for such Accrual Period is a discount rate, Blue Keel shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum).

          "Credit and Collection Policy" means the Originators' credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit VII hereto, as modified from time to time in accordance with this Agreement.

          "Cut-Off Date" means the last day of a Calculation Period.

          "Days Sales Outstanding" means, as of any day, an amount equal to the product of (x) 91, multiplied by (y) the amount obtained by dividing (i) the aggregate outstanding balance of Receivables as of the most recent Cut-Off Date, by (ii) the aggregate Outstanding Balance of Receivables created during the three (3) months including and immediately preceding such Cut-Off Date.

          "Deemed Collections" means the aggregate of all amounts Seller shall have been deemed to have received as a Collection of a Receivable. Seller shall be deemed to have received a Collection of a Receivable if at any time the Outstanding Balance of any such Receivable is either (a) reduced as a result of any defective or rejected goods or services, any discount or any adjustment or otherwise by Seller or any Affiliate thereof (other than cash Collections on account of the Receivables) or (b) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), in each of the foregoing cases, to the extent of such reduction or cancellation, and Seller shall be deemed to have received a Collection of a Receivable in full if at any time any of the representations or warranties in Section 5.1(g) (to the extent it relates to such Receivable) or any of Sections 5.1(i), (j), (t) and (u) are no longer true with respect to any Receivable.

          "Default Fee" means with respect to any amount due and payable by Seller in respect of any Aggregate Unpaids, an amount equal to the greater of
(i) $1,000 and (ii) interest on any such unpaid Aggregate Unpaids at a rate per annum equal to 2% above the Prime Rate.

          "Default Horizon Ratio" means, as of any Cut-Off Date, the ratio (expressed as a decimal) computed by dividing (i) the aggregate sales generated by the Originators during the four months ending on such Cut-Off Date, by (ii) the Net Pool Balance as of such Cut-off Date.

          "Defaulted Receivable" means a Receivable: (i) as to which the Obligor thereof has suffered an event of bankruptcy; (ii) which, has been or consistent with the Originators' credit and collection policies, should be, written off as uncollectible; or (iii) as to which any payment, or part thereof, remains unpaid for 91 days or more from the original due date for such payment.

          "Default Ratio" means, as of any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing (x) the aggregate Outstanding Balance of Receivables which became Defaulted Receivables during the month that includes such Cut-Off Date, by (y) the aggregate sales generated by the Originators during the month occurring four months prior to the month ending on such Cut-Off Date.

          "Delinquency Ratio" means, at any time, a percentage equal to (i) the aggregate Outstanding Balance of all Receivables that were Delinquent Receivables at such time divided by (ii) the aggregate Outstanding Balance of all Receivables at such time.

          "Delinquent Receivable" means a Receivable as to which any payment, or part thereof, remains unpaid for 61-90 days from the original due date for such payment.

          "Dilution Horizon Ratio" means, as of any Cut-off Date, a ratio (expressed as a decimal), computed by dividing (i) the aggregate sales generated by the Originators during the one (1) month ending on such Cut-Off Date, by (ii) the Net Pool Balance as of such Cut-Off Date.

          "Dilution Ratio" means, as of any Cut-Off Date, a ratio (expressed as a percentage), computed by dividing (i) the total amount of decreases in outstanding principal balances due to Dilutions during the month ending on such Cut-Off Date, by (ii) the aggregate sales generated by the Originators during the month immediately prior to the current month ending on such Cut-Off Date.

          "Dilution Reserve" means, for any month, the product (expressed as a percentage) of: (a) the sum of (i) 2.25 times the Adjusted Dilution Ratio as of the immediately preceding Cut-Off Date, plus (ii) the Dilution Volatility Component as of the immediately preceding Cut-Off Date, times (b) the Dilution Horizon Ratio as of the immediately preceding Cut-Off Date.

          "Dilution Volatility Component" means the product (expressed as a percentage) of (i) the difference between (a) the highest three (3)-month rolling average Dilution Ratio over the past 12 months and (b) the Adjusted Dilution Ratio, and (ii) a fraction, the numerator of which is equal to the amount calculated in (i)(a) of this definition and the denominator of which is equal to the amount calculated in (i)(b) of this definition.

          "Dilutions" means, at any time, the aggregate amount of reductions or cancellations described in clause (i) of the definition of "Deemed Collections".

          "Discount Rate" means, the LIBO Rate or the Prime Rate, as applicable, with respect to each Receivable Interest of the Liquidity Banks.

          "Downgraded Liquidity Bank" means a Liquidity Bank which has been the subject of a Downgrading Event.

          "Downgrading Event" with respect to any Person means the lowering of the rating with regard to the short-term securities of such Person to below (i) A-1 by S&P, or (ii) P-1 by Moody's.

          "Eligible Receivable" means, at any time, a Receivable:

          (a) the Obligor of which to the knowledge of the originators and/or Seller (i) if a natural person, is a resident of the United States or, if a corporation or other business organization, is organized under the laws of the United States or any political subdivision thereof and has its chief executive office in the United States and (ii) is not an Affiliate of Seller,

          (b) which is not a Defaulted Receivable or owing from an Obligor as to which more than 50% of the aggregate Outstanding Balance of all Receivables owing from such Obligor are Defaulted Receivables,

          (c) which was not a Delinquent Receivable on the date on which it was acquired by Seller from the applicable Originator,

          (d) which by its terms is due and payable within 90 days of the original billing date therefor and has not had its payment terms extended,

          (e) which is an "account" or a "payment intangible" within the meaning of Section 9-102 of the UCC of all applicable jurisdictions,

          (f) which is denominated and payable only in United States dollars in the United States,

          (g) which arises under a Contract which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim or other defense,

          (h) which arises under a Contract which (A) does not require the Obligor under such Contract to consent to the transfer, sale, pledge or assignment of the rights and duties of the applicable Originator or any of its assignees under such contract and (B) does not contain a confidentiality provision that purports to restrict the ability of the Collateral Agent on behalf of the Purchasers to exercise its rights under this Agreement, including, without limitation, its right to review the Contract, or if such a confidentiality provision is contained therein, as to which each of the Agents has executed a written confidentiality agreement with the applicable Obligor on terms reasonably acceptable to such Agent,

          (i) which arises under a Contract that contains an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services by the applicable Originator,

          (j) which, together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation,

          (k) which satisfies in all material respects the applicable requirements of the Credit and Collection Policy,

          (l) which was generated in the ordinary course of the applicable Originator's business,

          (m) which arises solely from the sale of goods or the provision of services to the related Obligor by the applicable Originator, and not by any other Person (in whole or in part),

          (n) which is not subject to any dispute (other than in the ordinary course of business), counterclaim, right of rescission, set-off, counterclaim or any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against the applicable Originator or any other adverse claim, and the Obligor thereon holds no right as against such Originator to cause such Originator to repurchase the goods or merchandise the sale of which shall have given rise to such Receivable (except with respect to sale discounts effected pursuant to the Contract, or defective goods returned in accordance with the terms of the contract); provided, however, that if such dispute, offset, counterclaim or defense affects only a portion of the outstanding principal balance of such Receivable, then such Receivable may be deemed an Eligible Receivable to the extent of the portion of such outstanding principal balance which is not so affected, and provided, further, that Receivables of any Obligor which has any accounts payable by the applicable Originator or by a wholly-owned subsidiary of such Originator (thus giving rise to a potential offset against such Receivables) may be treated as Eligible Receivables to the extent that the Obligor of such Receivables has agreed pursuant to a written agreement in form and substance satisfactory to the Agents, that such Receivables shall not be subject to such offset,

          (o) as to which the applicable Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and

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

     further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor,

          (p) as to which each of the representations and warranties contained in Section 5.1(g) (to the extent it relates to such Receivable) or any of
        -------------
     Sections 5.1(i), (j), (r), (s), (t) and (u) is true and correct, and
     -------------------------------------------

          (q) all right, title and interest to and in which has been validly transferred by the applicable Originator directly to Seller under and in accordance with the Receivables Sale Agreement, and Seller has good and marketable title thereto free and clear of any Adverse Claim.

          "Equity Interests" means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of capital of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, whether outstanding on the date hereof or issued after the date of this Agreement.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations issued thereunder.

          "Estimated Daily Sales Taxes Receivable" means, for any day, the product of (a) the Sales Tax Ratio for the Accrual Period then most recently ended multiplied by (b) Collections received during the Accrual Period then most recently ended, multiplied by (c) a fraction, the numerator of which is one and the denominator of which is the actual number of days in the calendar month of determination.

          "Estimated Sales Taxes" means, on any date of determination, the product of Total Accounts Receivable as of the last day of the Accrual Period then most recently ended multiplied by the Sales Tax Ratio for the Accrual Period then most recently ended.

          "Excluded Taxes" has the meaning set forth in Section 10.1(d).
                                                        ---------------

          "Existing Collection Account Agreements" means a collection account agreement entered into in connection with the Existing Receivables Purchase Facility.

          "Existing Receivables Purchase Facility" means the receivables purchase facility evidenced by the Receivables Purchase Agreement dated as of July 14, 2000 among Seller, the Parent, Owens &Minor Medical, Inc., Falcon Asset Securitization Corporation, Receivables Capital Corporation and Liberty Street Funding Corp., as Conduits, Bank One, NA, Bank of America, National Association and The Bank of Nova Scotia, as Managing Agents and Bank One, N.A., as Collateral Agent, and certain Financial Institutions from time to time party hereto, as amended by Amendment No. 1 dated as of July 12, 2001 and Amendment No. 2 dated as of December 31, 2001.

          "Facility Account" means Seller's account no. XXXXXXXXX at SunTrust Bank in Richmond, VA.

          "Facility Termination Date" means the earlier of (i) the Scheduled Termination Date, and (ii) the Amortization Date.

          "Federal Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy," as amended and any successor statute thereto.

          "Federal Funds Effective Rate" means, for any period, a fluctuating interest rate per annum for each day during such period equal to (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities; or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:30 a.m. (New York time) for such day on such transactions received by the applicable Co-Agent from three federal funds brokers of recognized standing selected by it.

          "Federal Government Receivables" means any Receivables which constitute obligations incurred by or on behalf of the federal government of the United States or any agency thereof.

          "Fee Letters" means, collectively, the Blue Ridge Fee Letter and the Blue Keel Fee Letter.

          "Finance Charges" means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

          "Fleet" has the meaning specified in the preamble to this Agreement.

          "FSI" has the meaning specified in the preamble to this Agreement.

          "Funding Agreement" means this Agreement and any agreement or instrument executed by any Funding Source with or for the benefit of Conduit.

          "Funding Source" means (i) any Liquidity Bank or (ii) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to Conduit.

          "GAAP" means generally accepted accounting principles in effect in the United States of America as of the date of this Agreement.

          "Governmental Authority" means any federal, state, local or foreign court or governmental agency, authority, instrumentality, or regulatory body.

          "Group" means the Blue Ridge Group or the Blue Keel Group.

          "Hedge Agreement" means any financial futures contract, option, forward contract, warrant, swap, swaption, collar, floor, cap and other agreement, instrument and derivative and other transactions of a similar nature (whether currency linked, rate linked, index linked, insurance risk linked, credit risk linked or otherwise) entered into by a Conduit with the consent of Seller in respect of Commercial Paper issued by, or on behalf of, Blue Keel that are allocated in whole or in part by, or on behalf of Blue Keel to fund or maintain Receivables Interests as determined by or on behalf of Blue Keel.

          "Incremental Purchase" means a purchase of a Receivable Interest which increases the total outstanding Aggregate Invested Amount hereunder (and shall include the initial Purchase hereunder).

          "Indebtedness" means, with respect to any Person, without duplication,
(a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person which would appear as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all contingent obligations of such Person with respect to Indebtedness of another Person, (e) the maximum stated amount of all standby letters of credit issued or bankers' acceptances created for the account of such Person and, without duplication, all drafts drawn thereunder to the extent unreimbursed (other than letters of credit (i) supporting other Indebtedness of such Person or (ii) offset by a like amount of cash or government securities pledged or held in escrow to secured such letter of credit and draws thereunder), (f) the principal portion of all obligations of such Person under capital leases, (g) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Adverse Claim on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, provided that for purposes hereof, the amount of such Indebtedness shall be limited to the amount of such Indebtedness as to which there is recourse to such Person or the fair market value of the property which is subject to the Adverse Claim, if less, (h) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (i) all obligations of such Person under interest rate protection agreements and foreign currency exchange agreements, (j) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (k) all preferred stock issued by such Person which by the terms thereof could be (at the request of the holders thereof or otherwise) subject o mandatory sinking fund payments, redemption or other acceleration at any time prior to the Facility Termination Date, (l) the principal portion of obligations of such Person under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP, and (m) the Indebtedness of any partnership or unincorporated joint venture in which such Peron is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person (or its assets) for the payment of such Indebtedness. For purposes hereof, Indebtedness shall also include payments in respect of Indebtedness which constitute current liabilities of the obligor under GAAP. The Indebtedness of any Person shall not include (i) trade debt incurred in the ordinary course of business and due within twelve months of the incurrence thereof, (ii) accrued expenses, and (iii) accrued pension and retirement plan liabilities to the extent such liabilities would not appear as debt on a balance sheet of such Person in accordance with GAAP.

          "Independent Director" shall mean a member of the Board of Directors of Seller who is not at such time, and has not been at any time during the preceding five (5) years, (A) a director, officer, employee or Affiliate of any Seller Party, any Originator, or any of their respective Subsidiaries or Affiliates, or (B) the beneficial owner (at the time of such individual's appointment as an Independent Director or at any time thereafter while serving as an Independent Director) of any of the outstanding common shares of any Seller Party, any Originator, or any of their respective Subsidiaries or Affiliates, having general voting rights, or a spouse, parent, child or sibling of any of the foregoing.

          "Interim Settlement Reports" means a report, in substantially the form of Exhibit XI hereto.

          "Invested Amount" of any Purchaser's Receivable Interest means, at any time, (A) the Purchase Price of such Receivable Interest, minus (B) the sum of the aggregate amount of Collections and other payments received by the applicable Co-Agent which in each case are applied to reduce such Invested Amount in accordance with the terms and conditions of this Agreement; provided that such Invested Amount shall be restored (in accordance with Section 2.5) in the amount of any Collections or other payments so received and applied if at any time the distribution of such Collections or payments are rescinded, returned or refunded for any reason.

          "LIBO Rate" means, for any Tranche Period, the rate per annum determined on the basis of the offered rate for deposits in U.S. dollars of amounts equal or comparable to the principal amount of the related Loan offered for a term comparable to such Tranche Period, which rates appear on a Bloomberg L.P. terminal, displayed under the address "US0001M *Index** Q *Go**" effective as of 11:00 A.M., London time, two Business Days prior to the first day of such Tranche Period, provided that if no such offered rates appear on such page, the LIBO Rate for such Tranche Period will be the arithmetic average (rounded upwards, if necessary, to the next higher 1/100th of 1%) of rates quoted by not less than two major banks in New York, New York, selected by the applicable Co-Agent, at approximately 10:00 a.m.(New York time), two Business Days prior to the first day of such Tranche Period, for deposits in U.S. dollars offered by leading European banks for a period comparable to such Tranche Period in an amount comparable to the Invested Amount allocated to such Tranche Period, divided by (b) one minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against any Liquidity Bank in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal), applicable to such Tranche Period plus (ii) the Program Fee per annum. The LIBO Rate shall be rounded, if necessary, to the next higher 1/16 of 1%.

          "Liquidity Agreements" means the Blue Keel Liquidity Agreement and Blue Ridge Liquidity Agreement.

          "Liquidity Banks" means, collectively, the Blue Ridge Liquidity Banks and the Blue Keel Liquidity Banks.

          "Lock-Box" means each locked postal box with respect to which a bank who, not later than the 91st day following the date hereof, has executed a Collection Account Agreement has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Exhibit IV.

          "Loss Reserve" means, for any month, the product (expressed as a percentage) of (a) 2.0, times (b) the highest three-month rolling average Default Ratio during the 12 months ending on the immediately preceding Cut-Off Date, times (c) the Default Horizon Ratio as of the immediately preceding Cut-Off Date.

          "Material Adverse Effect" means a material adverse effect on (i) the financial condition, assets, business prospects or operations of Seller or Parent and its consolidated subsidiaries, taken as a whole (at any time Parent or any of its Affiliates is acting as Servicer or Performance Guarantor), (ii) the ability of any Seller Party to perform its obligations under this Agreement or the Performance Guarantor to perform its obligations under the Performance Undertaking, (iii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iv) any Purchaser's interest in the Receivables generally or in any significant portion of the Receivables, the Related Security or the Collections with respect thereto, or (v) the collectibility of the Receivables generally or of any material portion of the Receivables.

          "Monthly Reporting Date" shall have the meaning set forth in Section 8.5.

          "Net Pool Balance" means, at any time, Total Accounts Receivable, minus Estimated Sales Taxes for the Accrual Period then most recently ended, minus the aggregate Outstanding Balance of all Receivables that are not Eligible Receivables at such time, minus the aggregate amount by which the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates exceeds the Obligor Concentration Limit for such Obligor.

          "Non-U.S. Purchaser" means each Purchaser and each Participant that is granted a participating interest in any Receivable Interest and that is not a United States Person within the meaning of Section 7701(a)(30) of the Tax Code.

          "Obligations" shall have the meaning set forth in Section 2.1.

          "Obligor" means a Person obligated to make payments pursuant to a Contract.

          "Obligor Concentration Limit" means, at any time:

          (a) not more than 15% of the aggregate Outstanding Balance of all Eligible Receivables may be Receivables with 31-60 day payment terms;

          (b) not more than 7.5% of the aggregate Outstanding Balance of all Eligible Receivables may be Receivables with 61-90 day payment terms,

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

          (c) not more than 2.5% of the aggregate Outstanding Balance of all Eligible Receivables may be Federal Government Receivables, and

          (d) in relation to the aggregate Outstanding Balance of Eligible Receivables owed by any single Obligor and its Affiliates (if any), the applicable concentration limit shall be determined as follows for Obligors who have short term unsecured debt ratings currently assigned to them by S&P and Moody's (or in the absence thereof, the equivalent long term unsecured senior debt ratings), the applicable concentration limit shall be determined according to the following table:

-----------------------------------------------------------------------------
                                                      Allowable % of Eligible
      S&P Rating               Moody's Rating               Receivables
-----------------------------------------------------------------------------
         A-1+                       P-1                         10%
-----------------------------------------------------------------------------
          A-1                       P-1                          8%
-----------------------------------------------------------------------------
          A-2                       P-2                          6%
-----------------------------------------------------------------------------
          A-3                       P-3                          4%
-----------------------------------------------------------------------------
Below A-3 or Not Rated        Below P-3 or Not
   by either S&P or        Rated by either S&P or                3%
        Moody's                    Moody's
-----------------------------------------------------------------------------

; provided, however, that (i) if any Obligor has a split rating, the applicable rating will be the lower of the two, (ii) if any Obligor is not rated by either S&P or Moody's, the applicable Obligor Concentration Limit shall be the one set forth in the last line of the table above, (iii) subject to rating agency approval and/or an increase in the Required Reserve Factor Floor, upon Seller's request from time to time, the Co-Agents may agree to a higher percentage of Eligible Receivables for a particular Obligor and its Affiliates (each such higher percentage, a "Special Concentration Limit"), it being understood that any Special Concentration Limit may be cancelled by any Co-Agent upon not less than five (5) Business Days' written notice to Seller, (d) both Co-Agents must agree to establish a Special Concentration Limit, however either one may decide to remove an Obligor as a special obligor, and (iv) a Special Concentration Limit has been declared for Tenet Healthcare Corporation to be 7.50%.

          "Organic Document" means, relative to any Person, its certificate of incorporation, its by-laws, its partnership agreement, its memorandum and articles of association, its limited liability company agreement and/or operating agreement, share designations or similar organization documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Equity Interests.

          "Originator" means each of Parent, O&M Distribution, and O&M Medical, in its capacity as a seller under the Receivables Sale Agreement.

          "Outstanding Balance" of any Receivable at any time means the then outstanding principal balance thereof.

          "O&M Distribution" means Owens & Minor Distribution, Inc., a Virginia corporation.

          "O&M Medical" means Owens & Minor Medical, Inc., a Virginia corporation.

          "Parent" means Owens & Minor, Inc., a Virginia corporation.

          "Parent Credit Agreement" means that certain Credit Agreement dated as of April 30, 2002, by and among the Parent, as borrower, various of its Subsidiaries, as guarantors, the banks, syndication agents and co-agents from time to time party thereto, and Bank of America, N.A., as administrative agent, as in effect on the date hereof.

          "Participant" has the meaning set forth in Section 12.2.

          "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

          "Percentage" means (a) 66-2/3% as to Blue Ridge, and (b) 33-1/3% as to Blue Keel.

          "Performance Guarantor" means Parent and its successors.

          "Performance Undertaking" means that certain Performance Undertaking, dated as of April 30, 2002, by Performance Guarantor in favor of Seller, substantially in the form of Exhibit X, as the same may be amended, restated or otherwise modified from time to time.

          "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

          "Pooled Commercial Paper" means Commercial Paper notes of a Conduit subject to any particular pooling arrangement by such Conduit, but excluding Commercial Paper issued by such Conduit for a tenor and in an amount specifically requested or allocated by any Person in connection with any agreement effected by such Conduit.

          "Potential Amortization Event" means an event which, with the passage of time or the giving of notice, or both, would constitute an Amortization Event.

          "Prime Rate" means, as to either Group, a rate per annum equal to the prime rate of interest announced from time to time by the applicable Co-Agent or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

          "Program Fee" has the meaning set forth in the Fee Letters.

          "Proposed Reduction Date" has the meaning set forth in Section 1.3.

          "Purchase Limit" means $225,000,000.

          "Purchase Notice" has the meaning set forth in Section 1.2.

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

          "Purchase Price" means, with respect to any Incremental Purchase of a Receivable Interest, the amount paid to Seller for such Receivable Interest which shall not exceed the least of (i) the amount requested by Seller in the applicable Purchase Notice, (ii) the unused portion of the Purchase Limit on the applicable purchase date and (iii) the excess, if any, of the Net Pool Balance (less the Required Reserves) on the applicable purchase date over the aggregate outstanding amount of Aggregate Invested Amount determined as of the date of the most recent Settlement Report, taking into account such proposed Incremental Purchase.

          "Purchasers" means, collectively, the Conduits and the Liquidity
Banks.

          "Purchasing Liquidity Bank" has the meaning set forth in Section 12.1(b).

          "Qualifying Liquidity Bank" means a Liquidity Bank with a rating of its short-term securities equal to or higher than (i) A-1 by S&P and (ii) P-1 by Moody's.

          "Ratable Share" means with respect to any Liquidity Bank, the ratio which its Commitment bears to the sum of the Commitments of all Liquidity Banks for the same Conduit.

          "Receivable" means each "Receivable" under and as defined in the Receivables Sale Agreement in which Seller now has or hereafter acquires any right, title or interest.

          "Receivable Interest" means, at any time, an undivided percentage ownership interest (computed as set forth below) associated with a designated amount of Invested Amount, selected pursuant to the terms and conditions hereof in (i) each Receivable arising prior to the time of the most recent computation or recomputation of such undivided interest, (ii) all Related Security with respect to each such Receivable, and (iii) all Collections with respect to, and other proceeds of, each such Receivable. Each such undivided percentage interest shall equal:

                                       IA
                                ----------------
                                    NPB - RR

          where:

          IA    = the Invested Amount of such Receivable Interest.

          RR    = the Required Reserve.

          NPB   = the Net Pool Balance.

Such undivided percentage ownership interest shall be initially computed on its date of purchase. Thereafter, until the Amortization Date, each Receivable Interest shall be automatically recomputed (or deemed to be recomputed) on each day prior to the Amortization Date. The variable percentage represented by any Receivable Interest as computed (or deemed recomputed) as of the close of the business day immediately preceding the Amortization Date shall remain constant at all times thereafter.

          "Receivables Sale Agreement" means that certain Receivables Sale Agreement, dated as of April 30, 2002, between Originators and Seller, as the same may be amended, restated or otherwise modified from time to time.

          "Records" means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.

          "Reduction Notice" has the meaning set forth in Section 1.3.

          "Regulatory Change" has the meaning set forth in Section 10.2(a).

          "Reinvestment" has the meaning set forth in Section 2.2.

          "Related Security" means, with respect to any Receivable:

          (i) all "Related Security" under and as defined in the Receivables Sale Agreement in which Seller now has or hereafter acquires any right, title or interest,

          (ii) all of Seller's right, title and interest in, to and under the Receivables Sale Agreement in respect of such Receivable and all of Seller's right, title and interest in, to and under the Performance Undertaking, and

          (iii) all proceeds of any of the foregoing.

          "Required Notice Period" means the number of days required notice set forth below applicable to the Aggregate Reduction indicated below:

              Aggregate Reduction        Required Notice Period
          ----------------------------   ----------------------
          less than $75 million              2 Business Days

          greater than $75 million and       5 Business Days
          less than or equal to $225
          million

          "Required Reserve" means, on any day during a month, the product of
(a) the greater of (i) the Required Reserve Factor Floor and (ii) the sum of the Loss Reserve, the Yield Reserve, the Dilution Reserve and the Servicing Reserve, times (b) the Net Pool Balance as of the Cut-Off Date immediately preceding such month.

          "Required Reserve Factor Floor" means, for any month, the sum (expressed as a percentage) of (a) 18.50%, plus (b) the product of the Adjusted Dilution Ratio and the Dilution Horizon Ratio, in each case, as of the immediately preceding Cut-Off Date, plus (c) if the Total Consolidated Leverage Ratio for the 4 fiscal quarters ending with the quarter in which such month falls exceeds 3.0 to 1.0, 3.0%.

          "Response Date" has the meaning set forth in Section 1.5 of this Agreement.

          "Restricted Junior Payment" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of Seller now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock of Seller, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of Seller now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Subordinated Loans (as defined in the Receivables Sale Agreement), (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of Seller now or hereafter outstanding, and (v) any payment of management fees by Seller (except for reasonable management fees to an Originator or its Affiliates in reimbursement of actual management services performed); provided, however, that payment of the Facility Fee (under and as defined in the Receivable Sale Agreement) shall not constitute a Restricted Junior Payment.

          "Sales Tax Ratio" means, on any date of determination, the ratio of collections in respect of sales taxes as a proportion of total collections, estimated on any date of determination as the quotient (expressed as a percentage) of sales tax billed by the Originators for the Accrual Period then most recently ended, divided by total sales billed by the Originators for the Accrual Period then most recently ended; provided that, on a quarterly basis the Servicer (or its designee) shall reconcile the estimates and determine the actual ratio for such quarter and any discrepancy shall be paid by the applicable Originator or the Buyer, as applicable.

          "Scheduled Termination Date" means April 27, 2005.

          "Seller" has the meaning set forth in the preamble to this Agreement.

          "Seller Parties" means, collectively, (a) Seller, (b) at any time that Parent is acting as Performance Guarantor, Parent, and (c) at any time while O&M Medical or one of its Affiliates is acting as Servicer, Servicer.

          "Servicer" means at any time the Person (which may be the Collateral Agent) then authorized pursuant to Article VIII to service, administer and collect Receivables.

          "Servicing Fee" has the meaning set forth in Section 8.6.

          "Servicing Reserve" means, for any month, the product (expressed as a percentage) of (a) 1%, times (b) a fraction, the numerator of which is the highest Days Sales Outstanding for the most recent 12 months and the denominator of which is 360.

          "Settlement Date" means (A) two (2) Business Days after each Monthly Reporting Date (and each other date, if any, on which a Settlement Report is required to be delivered under Section 8.5(i)), and (B) the last day of the relevant Tranche Period in respect of each Receivable Interest of the Liquidity Banks.

          "Settlement Period" means (A) in respect of each Receivable Interest of a Conduit, the immediately preceding Accrual Period, and (B) in respect of each Receivable Interest of the Liquidity Banks, the entire Tranche Period of such Receivable Interest.

          "Settlement Report" means a report, in substantially the form of
Exhibit IX hereto (appropriately completed), furnished by the Servicer to the Co-Agents pursuant to Section 8.5.

          "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

          "Tax Code" means the Internal Revenue Code of 1986, as the same may be amended from time to time.

          "Terminating Tranche" has the meaning set forth in Section 4.3(b).

          "Total Accounts Receivable" means, on any date of determination, the aggregate Outstanding Balance of all Receivables, plus any sales taxes payable by the Originators.

          "Tranche Period" means, with respect to any Receivable Interest held by a Liquidity Bank:

          (a) if Yield for such Receivable Interest is calculated on the basis of the LIBO Rate, a period of one, two, three or six months, or such other period as may be mutually agreeable to the applicable Co-Agent and Seller, commencing on a Business Day selected by Seller or such Co-Agent pursuant to this Agreement. Such Tranche Period shall end on the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such Tranche Period, provided, however, that if there is no such numerically corresponding day in such succeeding month, such Tranche Period shall end on the last Business Day of such succeeding month; or

          (b) if Yield for such Receivable Interest is calculated on the basis of the Prime Rate, a period commencing on a Business Day selected by Seller, provided that no such period shall exceed one month.

If any Tranche Period would end on a day which is not a Business Day, such Tranche Period shall end on the next succeeding Business Day, provided, however, that in the case of Tranche Periods corresponding to the LIBO Rate, if such next succeeding Business Day falls in a new month, such Tranche Period shall end on the immediately preceding Business Day. In the case of any Tranche Period for any Receivable Interest which commences before the Amortization Date and would otherwise end on a date occurring after the Amortization Date, such Tranche Period shall end on the Amortization Date. The duration of each Tranche Period which commences after the Amortization Date shall be of such duration as selected by the applicable Co-Agent.

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

          "Transaction Documents" means, collectively, this Agreement, each Purchase Notice, the Receivables Sale Agreement, each Collection Account Agreement, the Performance Undertaking, the Fee Letters, the Liquidity Agreements, the Subordinated Notes (as defined in the Receivables Sale Agreement) and all other instruments, documents and agreements executed and delivered in connection herewith.

          "UCC" means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

          "Yield" means for each respective Tranche Period relating to Receivable Interests of the Liquidity Banks, an amount equal to the product of the applicable Discount Rate for each Receivable Interest multiplied by the Invested Amount of such Receivable Interest for each day elapsed during such Tranche Period, annualized on a 360 day basis.

          "Yield Reserve" means, for any month, the product (expressed as a percentage) of (i) 1.5 times (ii) the Alternate Base Rate as of the immediately
                       -----
preceding Cut-Off Date times (iii) a fraction the numerator of which is the highest Days Sales Outstanding for the most recent 12 months and the denominator of which is 360.

          All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

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